OFFICE LEASE

This Office Lease (this “Lease”) is made this 29th day of October, 2014 (“Effective Date”) by and between RCS - INTERLOCKEN 100, LLC, a Colorado limited liability company (“Landlord”) and FEEL THE WORLD, INC., a Delaware corporation (“Tenant”).

WITNESSETH:

1.	BASIC LEASE PROVISIONS:

1.1.	Project Name:	Interlocken 100, consisting of three buildings labeled Buildings
A, B and C

	Address:	100 Technology Drive
Broomfield, Colorado 80021

1.2.	Building:	C

	Floor:	First
	Unit/Suite No.:	315

1.3.

Premises: containing approximately 2,967 rentable square feet, as reflected on the floor plan attached hereto as Schedule I. The calculation of the square footage of the Premises includes a pro rata share of common area dock space, as shown in more detail on Schedule 1. During the Term, Tenant shall be entitled to the non-exclusive use of the common area dock space in common with the other tenants of the Building.

1.4.

Commencement Date: Upon substantial completion of the Work (as defined in the Construction Rider attached hereto as Schedule 2), or the date that Tenant first opens for business in the Premises, whichever shall first occur. The projected date of substantial completion of the Work is January 1, 2015.

1.5.	Rent Commencement Date: Two (2) months after the Commencement Date.

1.6.

Expiration Date: Three (3) years and Two (2) months after the Commencement Date. If the Expiration Date is a date other than the last day of a calendar month, then the Expiration Date shall be extended to be the last date of the month in which the Lease would otherwise Terminate.

1.7,	Security Deposit: $3,500.00 (see Paragraph 24)

1.8.	Base Rent: initially $11.00 per rentable square foot per year, increasing by SO.50 per rentable square foot per year, as provided below:

DATE:	$/RSF:	ANNUAL	MONTHLY
		RENT:	RENT:

01/01/15-02/28/15	$0		$0
03/01/15-02/28/16	$11.00	$32,637.00	$2,719.75
03/01/16-02/28/17	$11.50	$34,120.50	$2,843.38
03/01/17-02/28/18	$12.00	$35,604.00	$2,967.00

The above chart assumes a Commencement Date of January 1,2015. If the Commencement Date is a date other than January 1, 2015, then the foregoing chart shall be amended via an amendment to this Lease to reflect the actual Commencement Date, Rent Commencement Date and Expiration Date.

1.9.

Tenant’s Percentage Share: 4.36% (based upon the ratio of the 2,967 rentable square feet in the Premises to the 68,112 total rentable square feet in the Project). Such Percentage Share shall be adjusted in the event that the rentable square feet in the Building or the Project is increased or decreased.

1.10.

Operating Expense Rent: Tenant ’ s Percentage Share of Operating Expenses. The estimated monthly charge for Operating Expense Rent during calendar year 2014 is S4.50 per rentable square foot (which estimated amount excludes utility charges since all utilities to the Premises are separately metered). Operating Expense Rent is due as of the Rent Commencement Date of this Lease. See Paragraph 5.

1.11.	Permitted Use: General Office and Warehouse Purposes

1.12.	Trade Name: Xero Shoes

1.13.	Parking Spaces: All parking for Tenant and its employees, suppliers, customers and guests shall be on a first come, first served basis (see Paragraph 7).

1.14.	Guarantor(s): Steven Sashen and Lena Phoenix, pursuant to the terms of the Guaranty of Lease attached hereto as Schedule 3.

1.15.	AddressForPaymentofRentandNotices:

Landlord:	Tenant:
Rent checks are made payable to:	Xero Shoes
RCS - Interlocken 100, LLC	100 Technology Drive, Suite 315
371 Centennial Parkway, Suite 200	Broomfield, CO 80021
Louisville, CO 80027
Attn: Property Management	Attn: Lena Phoenix
Phone: (303) 466-2500	Phone: 720.259.0374
Fax: (303) 466-3008	Fax: 303.786.9292

1.16.	Brokers: Landlord’s broker is Joe Heath of Jones Lang LaSalle; Tenant's broker is Brit Banks of Dean Callan & Company (see Paragraph 41).

1.17.	Option to Extend: One (I) option to extend for three (3) years (the “Option Period”).

1.18.	Rent for Option Period: Fair market rent. See Schedule 6 for computation of fair market rent.

1.19.

Option Exercise Deadline: Tenant must give Landlord written notice of the exercise of the option set forth in Paragraph 1.17 above at least six (6) months prior to the date this Lease would tenninate if such option were not exercised (“Option Exercise Deadline”). Tenant’s exercise of the option will only be effective if Tenant is not in default beyond the applicable cure period on the date on which Tenant exercises said option and if Tenant is also not in default on the date on which the option period commences.

1.20.

Furniture: During the initial Tenn, Tenant shall be entitled to use the office furniture (the “Furniture”) listed on the attached Schedule 7. Any Furniture in the adjacent suite may be moved into the Premises by Tenant at or prior to the Commencement Date (provided however, that the Work described on Schedule 2 shall take precedence and Tenant's relocation of the Furniture into the Premises shall not interfere with the performance of the Work). The Furniture is used furniture and it is included in this Lease on an “as is” basis without any representation or warranty by Landlord as to its condition or functionality. During the initial Term, the Furniture shall belong to Landlord and in the event of a default by Tenant under this Lease during the initial Tenn, all of the Furniture shall be returned to Landlord in the same condition as on the Effective Date hereof, reasonable wear and tear excepted. If any of the Furniture is removed or destroyed during the initial Tenn, Tenant shall replace the removed or destroyed item with an item of substantially similar function and quality. At the conclusion of the initial Tenn, upon faithful perfonnance of all of the tenns of this Lease by Tenant, Tenant shall be entitled to ownership of the Furniture.

1.21.

Option to Terminate Lease. Promptly following the parties’ execution of this Lease, Landlord shall order construction drawings for the Work and shall obtain construction bids to arrive at an initial construction budget for the Work. If the initial construction budget for the Cost of the Work is greater than $29,670.00 ($10.00 per rentable square foot), then Tenant may elect to tenninate the Lease by written notice to Landlord delivered no later than two (2) business days following Tenant’s receipt of the initial construction budget for the Work. If Tenant elects to tenninate the Lease pursuant to this Section 1.21, then no later than seven (7) business days following such termination of the Lease, Landlord shall return Tenant’s security deposit to Tenant net of one-half of the cost of the construction drawings. If Tenant docs not elect to terminate the Lease within two (2) business days after 1 enant s receipt of the initial construction budget for the Work, then all termination rights contained in this Section 1.21 shall lapse and be of no further force and effect. Tenant shall have no recourse against Landlord or the contractor(s) if Tenant does not elect to tenninate the Lease within the time period set forth in this Section and the actual Cost of the Work proves to be more than initial construction budget. Tenant may issue change orders to reduce the scope of the Work and, correspondingly, to reduce the Cost of the Work, at any time prior to completion of the Work.

2.	DEFINITIONS: Unless the context otherwise specifies or requires, the following terms shall have the meanings set forth below:

21-	Common Areas: shall mean all areas and facilities outside the Premises and within the exterior boundaries of the Project that are not leased to other tenants and that are provided and designated by Landlord, in its sole discretion from time to time, for the general use and convenience of Tenant and other tenants of the Project and their authorized representatives, employees, invitees and the general public, as more particularly set forth in Paragraph 4. Common Areas are areas within and outside of the buildings on the Project, such as common entrances and lobbies. Landlord may also, from time to time, designate other areas in the Project as Common Areas, such as pedestrian walkways, patios, landscaped areas, sidewalks, service corridors, elevators, restrooms, stairways, decorative walls, plazas, loading areas, parking areas and roads for the non-exclusive use of Tenant.

2.2.	Operating Expenses: shall mean all costs of operating, servicing, managing, repairing and maintaining the Project, the landscaping of Common Areas of the Project and the parking lot or garage used as parking for the Project, if any. All costs of operating, servicing, administering, repairing and maintaining the Project shall be computed in accordance with sound accounting principles applied on a consistent basis, and will include by way of illustration, but not limitation:

a)

all necessary costs of managing, operating, repairing and maintaining the Project, including, without limitation, professional management fees, wages, salaries, fringe benefits, worker’s compensation and disability insurance, and payroll burden for employees on-site utilized in the day to day operation of the Project; architectural and engineering costs, and legal, accounting, inspection and consultation fees incurred in connection with the Project; public liability, flood, property damage and all other insurance premiums and deductibles paid by Landlord with respect to the Project, including any amounts that would be charged as premiums if Landlord self-insures any of the insurance risks; water, sewer, heating, air conditioning, ventilating and all other utility charges serving the Project (other than with respect to utilities separately metered and paid directly by Tenant or other tenants); the cost of contesting the validity or amount of real estate and personal property taxes; janitorial services for the Common Areas; access control; window cleaning; elevator maintenance; fire detection and security services; gardening and landscape maintenance; all costs of snow and ice removal; trash, rubbish, garbage and other refuse removal; pest control; painting; facade maintenance; lighting; exterior and partition (demising) wall repairs; roof repairs; maintenance of all steam, water and other water retention and discharging piping, lakes, culverts, fountains, pumps, weirs, lift stations, catch basins and other areas and facilities serving the Project, whether or not on-site; canal embankment and related maintenance; repair and repainting of sidewalks due to settlement and potholes, and general resurfacing, striping and maintenance of parking areas; sanitary control; depreciation of machinery and equipment used in any of such maintenance and repair activities; repair, maintenance and replacement of signage located in the Project; management fees; union increases; road, sidewalk and driveway maintenance; and all other Project maintenance, repairs and insurance;

b)

the costs (amortized together with a reasonable finance charge) of any capital improvements: (A) reasonably made to the Project by Landlord, or (B) made to the Project by Landlord to comply with any governmental law, ordinance, rule or regulation that was not in force at the Commencement Date;

c)	the costs of supplies, materials, tools and equipment for repairs and maintenance;

d)	the cost of maintaining and repairing any solar installation serving the Premises;

e)

all real and personal property taxes and assessments (whether general or special), sewer rents, rates and charges, transit taxes, taxes based upon the receipt of Rent, and any other federal, state or local government charge, general, special, ordinary or extraordinary (but not including income taxes), which may now or hereafter be levied or assessed against the land upon which the Project stands or the Project for such year, or the furniture, fixtures, machinery, equipment, apparatus, systems and appurtenances used in connection with the Project for the operation thereof (the “Taxes”).

Operating Expenses shall not include:

f)	depreciation on the Project or any Common Areas;

g)	costs of space planning, tenant improvements, marketing expenses, finders’ fees and real estate broker commissions;

h)	any and all expenses for which Landlord is reimbursed (either by an insurer, condemnor, tenant or other person or entity), but only to the extent of such reimbursement;

i)	costs in connection with services or benefits of a type that are not standard and are not available to Tenant, but are available to another tenant or occupant;

j)	mark-ups on electricity and condenser cooling water for heat pumps in excess of Landlord’s costs therefore;

k)	Landlord’s general overhead and administrative expenses not directly allocable to the operation of the Project;

1)	Attorneys’ fees and cost related to negotiating or enforcing any tenant lease, or resolving disputes with any lender of Landlord;

m)	interest on debt or amortization payments on any mortgage/deed of trust, or Rent on any ground lease; and

n)	federal and state taxes on income, death, estate or inheritance; or franchise taxes.

2.3.

Environmental Law: shall mean any law, statute, ordinance or regulation pertaining to health, industrial hygiene or the environment including, without limitation, CERCLA
(Comprehensive Environmental Response, Compensation and Liability Act of 1980), RCRA (Resources Conservation and Recovery Act of 1976) and SARA (Superfund Amendments and Reauthorization Act of 1986).

2.4.

Hazardous Substance: shall mean any substance, material or waste that is or becomes designated, classified or regulated as being “toxic” or “hazardous” or a “pollutant”, or that is or becomes similarly designated, classified or regulated, under any Environmental Law, including asbestos, petroleum and petroleum products, or that becomes hazardous to the health and welfare of any occupant in the Building.

2.5.	Building Hours: N/A.

2.6.

Legal Requirements: shall mean any and all statutes, laws, ordinances, rules and requirements of all municipal, state and federal authorities now in force, or that may hereafter be in force, pertaining to the Premises, the Building and/or the Project occasioned by or affecting the use thereof by Tenant, including, but not limited to, the Americans With Disabilities Act.

2.7.	Schedules: shall mean the schedules attached hereto and incorporated herein by reference. This Lease contains the following Schedules:

Schedule 1	Floor Plan of Premises
Schedule 2	Construction Rider
Schedule 3	Guaranty of Lease
Schedule 4	Rules and Regulations
Schedule 5	Tenant Acceptance Letter
Schedule 6	Fair Market Rent
Schedule 7	Furniture

2.8.

Term: shall mean the initial term of this Lease. The Term shall commence as of the Commencement Date and end as of the Expiration Date unless sooner terminated as provided herein, or extended pursuant to the provisions of this Lease.

3.	PREMISES:

3.1.

Lease of Premises: Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, for the Term, the premises described in Paragraph 1 above (the “Premises”), subject to the agreements, covenants, conditions and provisions set forth in this Lease, to which Landlord and Tenant hereby mutually agree. Tenant hereby agrees to accept the Premises in an “as-is” condition (subject to Schedule 2, Construction Rider) and acknowledges that no representation with respect to the condition of the Premises have been made by Landlord. The parties hereby stipulate to the Rentable Square Feet in the Premises (as shown in Paragraph 1) and both parties waive the right either may have to remeasure the same. Upon occupancy of the Premises by Tenant, Tenant shall promptly execute and deliver to Landlord the Tenant Acceptance Letter attached hereto as Schedule 5. If Landlord is unable to deliver possession of the Premises on the Commencement Date, Landlord shall not be liable for any damage caused thereby, nor shall this Lease be void or voidable, but Tenant shall not be liable for any Rent and the Rent Commencement Date shall be delayed for the same number of days the Commencement Date is delayed, which Commencement Date shall not occur until possession is delivered, at which time the Term shall commence and the Expiration Date shall be extended so as to give effect to the full stated Term. Tenant may terminate this Lease if possession is not delivered within 180 days after the Commencement date.

3.2.

Project: The Premises are a part of the project (the “Project”) described in Paragraph 1. Landlord may increase, reduce or change the number, dimensions or locations of the walks, buildings, mall areas, parking and other Common Areas and other improvements located in the Project in any manner that Landlord, in its sole discretion, shall deem proper. Landlord further reserves the right to make alterations and/or additions to and to build or cause to be built additional stories on the Building in which the Premises are situated and to add any buildings adjoining the Premises or elsewhere in the Project. Without limiting the generality of the foregoing, Landlord may add additional tenants, offices, retail shops, building and parking facilities anywhere in the Project. Such alterations and/or additions by Landlord shall not materially impair the Tenant’s ability to use the Premises for its Permitted Use. Landlord reserves the right to install, maintain, use, repair and replace pipes, ducts, conduits and wires leading through the Premises and serving other parts of the Building and/or Project in a manner that will not materially interfere with Tenant’s use of the Premises, except temporarily in the case of an emergency. Landlord shall also have the right to increase and expand the size of the Project by adding additional land, buildings and other structures to the Project, provided such expansion does not materially impair the Tenant’s ability to use the Premises for its Permitted Use and the Tenant’s Percentage Share is equitably adjusted. Landlord shall have the right to change the Project’s name without notice, to change the Project’s street address upon 90 days’ prior notice, to grant to any person or entity the exclusive right to conduct any business or render any service in or to the Project, provided such exclusive right shall not operate to prohibit Tenant from using the Premises for the purpose set forth in Paragraph 1, to retain at all times master keys or passkeys to the Premises, and to place such signs, notices or displays as Landlord reasonably deems necessary or desirable upon the roof and exterior of the Building or elsewhere in the Project.

3.3.	Relocation of Tenant: Intentionally omitted

4.	COMMON AREAS:

4.1.

Tenant’s Right to Use Common Areas: Landlord grants Tenant and its authorized representatives and invitees the non-exclusive right to use the Common Areas with others who are entitled to use the Common Areas subject to Landlord’s rights as set forth in this Lease.

4.2.

Landlord’s Control: Landlord has the right to: (a) establish, revise, update and enforce reasonable rules and regulations applicable to all tenants concerning the maintenance, management, use and operation of the Common Areas, the current rules and regulations are attached to this Lease as Schedule 4; (b) close, if necessary, any of the Common Areas to prevent dedication of any of the Common Areas or the accrual of any rights of any person or of the public to the Common Areas; (c) close temporarily any of the Common Areas for maintenance purposes; (d) select a person, firm or corporation (which may be an entity related to Landlord) to maintain and operate any of the Common Areas; and (e) designate other lands outside the exterior boundaries of the Project to become part of the Common Areas. Notwithstanding the provisions of this Subparagraph, in exercising its rights hereunder, Landlord shall provide Tenant with a means of reasonable access to and from the Premises.

5.	RENT:

5.i.

 Base Rent: Tenant shall pay to Landlord, for the use and occupancy of the Premises at the times and in the manner provided below, Base Rent in the amount specified in Paragraph 1, payable in U.S. funds, in advance, starting on the Rent Commencement Date and on or before the first day of each and every successive calendar month thereafter during the Term (and any extension or renewal thereof) without demand, setoff or deduction.

5.2.	Operating Expenses Rent:

a)

Calculation. In addition to Base Rent, Tenant shall pay Tenant’s Percentage Share, as specified in Paragraph 1, of the Operating Expenses paid or incurred by Landlord in such year (“Operating Expenses Rent”). Tenant’s Percentage Share of the Operating Expenses is the proportion that the Rentable Square Footage bears to the total rentable square footage of the Buildings in the Project, as determined by Landlord (said Percentage Share shall be adjusted in the event the rentable square footage of the Building or the Project is increased or decreased). If the Project consists of more than one building, the Landlord reserves the right to contract for services and/or utilities on a Project wide basis. In such instance, Tenant’s Percentage Share for such Project-wide services, utilities or other costs shall be calculated based upon the Rentable Square Footage compared to the rentable square footage of the Project (instead of the Building).

b)

Payment: During December of each calendar year or as soon thereafter as practicable, Landlord shall provide Tenant with a written notice of its estimate (line item and detailed support included) of Operating Expenses Rent for the ensuing calendar year. On or before the first day of each month during the ensuing calendar year, Tenant shall pay to Landlord 1/12th of such estimated amount, provided that if such notice is not given in December, Tenant shall continue to pay on the basis of the prior year’s estimate until the month after such notice is given. If at any time or times it appears to Landlord that the amount payable for Operating Expenses Rent for the current calendar year will vary from its estimate by more than 10%, Landlord, by written notice to Tenant, shall revise its estimate for such year, and subsequent payments by Tenant for such year shall be in an amount so that by the end of such year Tenant shall have paid a total sum equal to such revised estimate. Landlord shall indicate in its notice to Tenant the reasons Landlord believes its estimate has changed by more than 10%.

c)

Statement: Within 180 days after the close of each calendar year or as soon after such 180 day period as practicable. Landlord shall deliver to Tenant a statement of amounts of Operating Expense Rent payable under this Lease for such calendar year. If such statement shows an amount owing by Tenant that is more than the estimated payments for such calendar year previously made by Tenant, Tenant shall pay the deficiency to Landlord within 30 days after delivery of the statement. If the total of the estimated monthly installments paid by Tenant during any calendar year exceeds the actual expense amount due from Tenant for such calendar year, and provided Tenant is not in default hereunder, such excess shall, at Landlord’s option, be either credited against payments next due hereunder or refunded by Landlord to Tenant.

d)

Audit Rights. Tenant has the right, exercisable no more than once each calendar year on reasonable notice and at a time reasonably acceptable to Landlord, to cause an audit to be performed, at Tenant’s sole cost and expense, of Landlord’s operations and/or books and records pertaining to Operating Expense Rent for the preceding calendar year. In the event Landlord has overstated Operating Expense Rent by more than 5%, and provided Tenant is not in default hereunder, within 30 days after demand therefore by Tenant accompanied by Tenant’s verification of such overcharges and paid invoices, Landlord shall reimburse Tenant for the costs of such audit and verification incurred by Tenant (up to a maximum of $500) and all overcharges.

e)

Gross Up. Notwithstanding any provision of this Subparagraph to the contrary, if the Building (or Project, as applicable) is less than 95% leased and/or occupied during any calendar year, an adjustment shall be made so that Operating Expense Rent shall be computed for such year as though 95% of the Project had been leased and occupied during such year.

5.3.

Sales Tax: Additional Rent: Only if and to the extent actually charged by any applicable governmental or quasi-govcmmental authority, Tenant shall pay to Landlord monthly all sales or use taxes or excise taxes imposed or any other charge or payment required hereunder to be made by Tenant to Landlord. All sums of money as shall become due and payable by Tenant to Landlord under this Lease, including, without limitation, sales tax, Operating Expense Rent and parking charges (if any) shall be deemed additional Rent, which Tenant shall be obligated to pay. Landlord shall have the same remedies for default in the payment of additional Rent as are available to Landlord in the case of a default in the payment of Base Rent. All Base Rent, Operating Expense Rent and additional sums payable hereunder are sometimes collectively referred to as “Rent.” All payments from Tenant to Landlord shall be paid in U.S. funds.

5.4.

Late Fee/Default Interest. Any installment of Rent not paid within 5 days after due and payable shall bear interest at 18% per annum from the date due until paid and shall be subject to a late charge in the amount equal to 10% of the amount due. In the event any check, bank draft or negotiable instrument given for any payment under this Lease shall be dishonored at any time for any reason whatsoever not attributable to Landlord, Landlord shall be entitled, in addition to any other remedy that may be available, to an administrative charge of $100.

5-5-

First Month’s Rent. The Base Rent installment due for the first full calendar month after the Rent Commencement Date and any partial month occurring at the beginning of the Term, and the Security Deposit, shall be delivered to Landlord by Tenant with the delivery of this Agreement to Landlord for execution.

5.6.

Proration: If for any reason other than the default of Tenant, this Lease commences on a day other than the first day of a calendar month or terminates on a day other than the last day of a calendar month or year, the amount of Rent payable by Tenant for such partial month or year shall be prorated on a per diem basis, as applicable.

6.	USE OF PREMISES:

6.1.

Quiet Enjoyment. Tenant shall, and may peacefully have, hold, and enjoy the Premises, subject to the other terms hereof, and provided that Tenant timely pays the Rent within any applicable notice and grace period, and timely performs all of Tenant’s covenants and agreements herein contained. This covenant and all other covenants of Landlord shall be binding upon Landlord and its successors and/or assigns only with respect to breaches occurring during its or their respective periods of ownership of Landlord’s interest hereunder.

6.2.

Effect on Insurance: Tenant shall not use any portion of the Premises for purposes other than those specified in Paragraph 1 and no use shall be made or permitted to be made upon the Premises, nor acts done, that could cause cancellation of any insurance policies covering the Project. If Landlord’s insurance premiums increase due to Tenant’s activity, Landlord may elect to charge Tenant directly for such additional cost as additional Rent hereunder and Tenant shall pay Landlord for the same within 10 days after written demand thereof.

6.3.

Miscellaneous Restrictions: Tenant shall operate from the Premises using the Trade Name set forth in Paragraph 1. Tenant shall not use the Premises for, or permit in the Premises, any offensive, noisy, or dangerous trade, business, manufacture or occupation or interfere with the business of any other tenant in the Project. Tenant shall not cause, permit or suffer any waste or damage, disfigurement or injury to the Premises or the fixtures or equipment thereof or to the Building or the Common Areas. Tenant shall not use the Premises for washing clothes or cooking (except for a small kitchenette customarily located in an office) and nothing shall be prepared, manufactured or mixed in the Premises that might emit any offensive odor, exhaust or gas into the Project. Tenant shall not obstruct the Common Areas in the Project or use the same for business operations or advertising. Tenant shall not use the Premises for any purpose that would create unreasonable elevator loads, cause structural loads to be exceeded or adversely affect the mechanical, electrical, plumbing or other base building systems. Tenant shall at all times comply with the rules and regulations of the Project attached hereto as Schedule 4 and with such additional rules and regulations as may be commercially reasonably adopted by Landlord from time to time.

6.4.

Prohibited Uses. In addition, and not by way of limitation of the restrictions on use set forth herein, Tenant shall not use or permit the use of the Premises in any manner, nor shall Tenant keep the Premises in such a condition, that violates any Legal Requirements (as defined in Paragraph 2) now in effect or hereafter promulgated regulating the use, condition or occupancy of the Premises, and Tenant, at its sole expense, shall promptly comply with all such applicable Legal Requirements and Tenant shall indemnify and hold Landlord harmless from any failure to materially comply with any Legal Requirements and from all fines, suits, proceedings, claims, demands or actions of any kind arising out of or in connection with the occupancy or use of the Premises by Tenant. Tenant shall not use or permit any part of the Premises to be used for any unlawful purpose or for any purpose not approved by Landlord. Tenant shall not use or permit the use of the Premises in any manner that may create waste or a nuisance or that may interfere with, annoy, or disturb Landlord or any tenant or occupant of the Building or Project.

6.5.

Temporary Closure. Notwithstanding anything contained in this Lease to the contrary, should Landlord determine in its reasonable discretion that an emergency exists that threatens the Building or Project or any of the tenants or persons therein, or any of their property (e.g., an impending flood, a bomb threat to the Building and/or Project), including but not limited to emergencies caused by persons or natural conditions outside of Landlord’s control, Landlord shall have the right to close the Building and/or the Project and require all tenants, including Tenant, to evacuate the Building until such emergency ceases to exist. Such closure shall not affect Base Rent, any other Rent or the Term (or any extension or renewal thereof).

7.

PARKING: Subject to the rules and regulations of the Project, Tenant shall be entitled to the number of unreserved Parking Spaces (if any) set forth in Paragraph 1 above. Tenant and its authorized representatives shall park their cars only in areas specifically designated for that purpose by Landlord. Within 5 days after written request by Landlord or any parking space operator, Tenant shall furnish to Landlord the license numbers assigned to its cars and the cars of all of its authorized representatives. If Tenant or its authorized representatives fails to park their cars in the designated parking areas, Landlord may charge Tenant as and for liquidated damages of $30 per each day or partial day for each car parked in area other than those designated. Tenant shall not park or permit the parking of any vehicles adjacent to loading areas so as to interfere in any way with the use of such areas. Only automobiles and pickup trucks shall be permitted in the parking areas. Landlord shall have the right, in Landlord’s sole discretion, to designate parking spaces for the exclusive use of a particular tenant or particular tenants. Landlord shall have the right to institute reasonable procedures and/or methods to enforce the terms of this Subparagraph, including but not limited to, a card access system, the hiring of parking attendants or a management company.

8.

SIGNAGE: Landlord, at Tenant’s sole cost and expense, shall provide and install all letters or numerals on the entrance doors to the Premises. All such letters and numerals shall be in the form specified by Landlord, and no other shall be used or permitted on the Premises. Tenant shall properly maintain such signage at its sole costs and expense. If a tenant directory exists at the Building, Landlord shall included Tenant’s name in the directory. Tenant shall not place any signs within the Premises that are visible from the outside of the Premises without Landlord’s prior written approval.

9.	ASSIGNMENT AND SUBLETTING:

9.1.

Prohibition. Tenant shall not assign this Lease or sublet all or any portion of the Premises without the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed, provided Tenant is not in default under this Lease at the time of such request. The parties agree that it shall be reasonable for Landlord to withhold consent if Landlord is not satisfied with the financial condition, identity, reputation or business character of the proposed assignee or sublessee or if Landlord or its agents have shown any space in the Project to, or attempted to negotiate lease terms with, such proposed assignee or sublessee regarding other available space in the Project within the preceding six months of the proposed assignment or subletting. Any change in the majority ownership, interest or control of Tenant, if Tenant is a corporation, partnership, limited liability company or other similar type entity, shall constitute an assignment for purposes of this Paragraph. Notwithstanding any consent by Landlord, Tenant and Guarantors), if any, shall remain jointly and severally liable (along with each approved assignee and sublessee, which shall automatically become liable) for all obligations of Tenant hereunder with respect to that portion of the Premises so transferred, and Landlord shall be permitted to enforce the provisions of this Lease directly against Tenant, Guarantor, if applicable, or any assignee or sublessee without proceeding in any way against any other party. In the event of an assignment, contemporaneously with the granting of Landlord’s consent, Tenant shall cause the assignee to expressly assume in writing and agree to perform all of the covenants, duties and obligations of Tenant hereunder and such assignee shall be jointly and severally liable therefor along with Tenant. No usage of the Premises different from the usage provided for in Paragraph 1 above shall be permitted, and all other terms and provisions of this Lease shall continue to apply after such assignment or sublease.

9.2.

Consent Process. If Tenant requests Landlord’s consent to an assignment of this Lease or subletting of all or part of the Premises, Landlord may, at its option: (i) approve such sublease or assignment (but no approval of an assignment or sublease shall relieve Tenant of any liability hereunder); (ii) negotiate directly with the proposed subtenant or assignee and, in the event Landlord is able to reach agreement with such proposed subtenant or assignee, upon execution of a lease with such subtenant or assignee, terminate this Lease (in part or in whole, as appropriate) upon 30 days’ notice to Tenant; or (iii) recapture the Premises or applicable portion thereof from Tenant and terminate this Lease (in part or in whole, as appropriate) upon 30 days’ notice in which case Landlord shall be permitted to lease the Premises to any third party. If Landlord should fail to notify Tenant in writing of its decision within a 30 day period after Landlord is notified in writing of the proposed assignment or sublease, Landlord shall be deemed to have refused to consent to such assignment or subleasing, and to have elected to keep this Lease in full force and effect. In addition, in the event Tenant requests Landlord’s consent to any assignment of this Lease or subletting, simultaneously with such request. Tenant shall pay to Landlord a processing fee in the amount of $500.

9.3.

No Profit. All cash or other consideration received by Tenant as the proceeds of any assignment or sublease of Tenant’s interest in this Lease and/or the Premises, whether consented to by Landlord or not, shall be paid to Landlord, notwithstanding the fact that such proceeds may exceed the Rent due hereunder, unless Landlord agrees to the contrary in writing, and Tenant hereby assigns all rights it might have or ever acquire in any such proceeds to Landlord. This covenant and assignment shall benefit Landlord and its successors in ownership of the Building and shall bind Tenant and Tenant’s heirs, executors, administrators, personal representatives, successors and assigns. Any assignee, sublessee or purchaser of Tenant’s interest in this Lease, by occupying the Premises and/or assuming Tenant’s obligations hereunder, shall be deemed to have assumed liability to Landlord for all amounts paid to persons other than Landlord in consideration of any such sale, assignment or subletting, in violation of the provisions hereof.

10.

ORDINANCES AND STATUTES: At Tenant’s sole cost, Tenant shall comply with all Legal Requirements. The commencement or pendency of any state or federal court abatement proceeding affecting the use of the Premises shall, at the option of the Landlord, be deemed a breach hereof.

11.	MAINTENANCE, REPAIRS, ALTERATIONS:

ILL

Tenant’s Obligations: Except for the completion of any work by Landlord as described Schedule 2, if any, Tenant hereby agrees to accept the Premises in its “AS IS” condition without any representation or warranty of any kind. Tenant acknowledges that the Premises are in good order and repair, unless otherwise expressly indicated herein. Tenant shall, at its own expense and at all times, maintain the Premises in good and safe condition and shall surrender the same, at termination hereof, in as good condition as received, normal wear and tear excepted. Tenant, at Tenant’s expense, shall be responsible for all janitorial services, maintenance and repairs necessary or required in the Premises, except any electrical wiring, plumbing and HVAC installations and any other Building systems or Building equipment located in the Premises, or in or on the roof, exterior walls, structural foundations, parking areas and other Common Areas, which shall be maintained and repaired by Landlord and included in Operating Expenses. Notwithstanding the foregoing. Tenant shall be responsible for maintaining and repairing any electrical wiring, telecommunications or computer cabling, plumbing fixtures or the like exclusively serving the Premises.

11.2.

Limitations: Tenant may not make any improvements or alterations to the Premises without the prior written consent of Landlord. Notwithstanding the foregoing. Tenant may make any improvements or alterations to the Premises if they are nonstructural, do not affect any Building system, cost less than $5,000, cannot be seen from the exterior of the Premises, and otherwise comply with all Legal Requirements and the following provisions of this Paragraph 11. Prior to the commencement of any repair, improvement, or alteration, Tenant shall give Landlord at least 10 business days’ written notice in order that Landlord may post appropriate notices to avoid any liability for liens. All repairs, improvements or alterations shall be made by a licensed and insured contractor consented to by Landlord and performed in a good and workmanlike manner. All materials used shall be of a quality comparable to or better than those in the Premises and shall be in accordance with plans and specifications approved by Landlord.

11.3.

Liens: Tenant shall pay all costs of construction done by it or caused to be done by it on the Premises as permitted by this Lease. Tenant shall keep the Project free and clear of all construction, mechanics’, materialmens’, laborers’ and suppliers’ liens, resulting from construction done by or for Tenant. The interest of Landlord in the Premises and the Project shall not be subject to liens for improvements made by Tenant. Upon Landlord’s request, Tenant shall provide lien waivers in such form and content as Landlord may require. Any lien filed by any contractor, materialman, laborer or supplier performing work for Tenant shall attach only to Tenant’s interest in the Premises. Tenant shall indemnify, defend and hold harmless Landlord from and against any and all costs and liabilities (including attorneys’ fees and expenses) and any and all construction, mechanics’, materialmens’, laborers’ or suppliers’ liens arising out of or pertaining to any improvements or construction done by Tenant or at Tenant’s request. All persons and entities contracting or otherwise dealing with Tenant relative to the Premises or the Project are hereby placed on notice of the provisions of this Paragraph, and Tenant shall further notify in writing such persons or entities of the provisions of this Paragraph prior to commencement of any Tenant work in the Premises. If any construction, mechanic’s, materialmens’, laborers’ or suppliers’ lien is ever claimed, fixed or asserted against the Premises or any other portion of the Project in connection with any such Tenant work, Tenant shall, within 10 days after receipt by Tenant of notice of such lien, discharge same as a lien either by payment or by posting of any bond as permitted by law. If Tenant shall fail to discharge any such lien, whether valid or not, within 10 days after receipt of notice from Landlord, Landlord shall have the right, but not the obligation, to discharge such lien on behalf of Tenant and all costs and expenses incurred by Landlord associated with the discharge of the lien, including, without limitation, attorneys’ fees, shall constitute additional Rent hereunder and shall be immediately due and payable by Tenant.

11.

Surrender of Premises: On the last day of the Term (as it may have been extended or renewed) or on any sooner termination, Tenant shall surrender the Premises to Landlord in the same condition as when received, ordinary wear and tear excepted, and clear and free of debris. Tenant shall repair any damage to the Premises occasioned by the installation or removal of Tenant’s trade fixtures, furnishings and equipment.

12.

ENTRY AND INSPECTION: Tenant shall permit Landlord or Landlord’s agents to enter upon the Premises at reasonable times upon verbal notice for the purpose of inspecting the same, performing any repairs, alterations, improvements or additions as Landlord may deem necessary or desirable, irrespective of whether the work is for the Premises or for other premises or facilities, and showing the Premises to potential and existing mortgagees and purchasers, and prospective tenants in the Project. Notwithstanding the foregoing, Landlord is not required to give notice to Tenant if Landlord must enter the Premises because of an emergency or for the provision of janitorial services. Tenant shall permit Landlord at any time within 180 days prior to the expiration of this Lease, to place upon the Premises any usual “To Let” or “For Lease” signs, and permit potential tenants to inspect the Premises.

13.	INDEMNIFICATION:

13.1.

Indemnification. Subject to Paragraph 16 below, Tenant agrees to and shall indemnify, defend and hold Landlord harmless from and against any and all claims, demands, losses, damages, costs and expenses (including attorneys’ fees and expenses) or death of or injury to any person or damage to any property whatsoever arising out of Tenant’s negligent acts or omissions, or relating to Tenant’s breach or default under this Lease, including, but not limited to, Tenant’s breach of Paragraph 14 below or Tenant’s use or occupancy of the Premises or caused by Tenant or its agents, employees or invitees, unless proximately caused by the gross negligence of Landlord. Landlord shall not be liable to Tenant for any damage by or from any act or negligence of any co-tenant or other occupant of the Project or by any owner or occupant of adjoining or contiguous property. Tenant shall pay for all damage to the Project, as well as all damage to tenants or occupants thereof, caused by misuse or neglect of the Premises, its apparatus or appurtenances or the Common Areas, the Building or the Project, by Tenant or Tenant’s employees, agents and invitees. The provisions of this Paragraph 13.1 shall survive the termination of this Lease.

13.2.

Release. Tenant and Guarantor (if any), for themselves and their respective heirs, legal representatives, successors and assigns, do hereby fully and forever release, remise, acquit and discharge the Landlord and all its property management agent(s), currently REAL CAPITAL SOLUTIONS, INC., and their respective partners, managers, members, officers, directors, employees, agents, attorneys, affiliates, subsidiaries, parents, heirs, legal representatives, successors and assigns, and each of them, of and from any and all claims, demands, debts, liabilities, bonds, notes, guaranties, controversies, actions, causes of action, suits, damages (including direct, special, consequential, remote, foreseeable, unforeseeable, and punitive damages), and other responsibilities of any nature or kind whatsoever, at law, in equity, or otherwise, liquidated or unliquidated, known or unknown, sounding in tort, in contract, or under any other legal theory, or arising under statute or under any other law or regulation, and whether contingent or matured (specifically excluding damages and liabilities allegedly arising as a result of the released parties’ own gross negligence or intentional misfeasance) that the releasing parties, or any of them, now have or has or could have against or involving the released parties, or any of them, heretofore having arisen, or arising hereafter, out of or in any way in connection with any act or omission or alleged act or omission of any of the released parties in connection with this Lease, the termination of this Lease, publication of any information relating to any dispute with Tenant (if any), threats of legal action to obtain possession of the Premises or otherwise, and the negotiation and execution of this Lease. The provisions of this Paragraph 13.2 shall survive the termination of this Lease.

14.	TENANT’S INSURANCE: At all times during the Term (and any extension or renewal thereof), Tenant shall, at its sole expense, procure and maintain the following types of insurance coverage:

14.1.

Commercial General Liability: Commercial general liability insurance, including bodily injury and property damage liability, products and completed operations, personal and advertising injury liability, and fire damage liability against any and all damages and liability, including attorneys’ fees and expenses, on account of or arising out of injuries to or the death of any person or damage to property, however occasioned, in, on or about the Premises in amounts not less than $1,000,000 per occurrence, $2,000,000 annual aggregate, and $100,000 fire damage liability, or such higher amounts as Landlord or the mortgagee of Landlord may require from time to time;

14.2.

Personal Property: Insurance on all risks basis covering 100% of the replacement cost value of property at the Premises including, without limitation, leasehold improvements made by Tenant at Tenant’s cost, trade fixtures, merchandise, furnishings, equipment, goods and inventory;

14.3.	Intentionally omitted

14.4.

Business Income: (a) Business Interruption insurance for a period of not less than 12 months from the date of fire or casualty; and (b) loss of rents insurance to cover rental loss of Landlord for a period of not less than 12 months from the date of fire or casualty, naming Landlord as loss payee;

14.5.

Employer’s Liabilitv/Workers’ Compensation: If and to the extent required by applicable law, employer’s liability insurance with limits not less than $500,000, and workers’ compensation insurance providing statutory state benefits for all persons employed by Tenant in connection with the Premises;

14.6.

Sprinkler Leakage: Insurance covering damage from leakage of sprinkler systems now or hereafter installed in the Premises in an amount not less than the current replacement cost covering Tenant’s merchandise, Tenant’s improvements and Tenant’s trade fixtures; and

14.7.

Other Insurance: Such other insurance and in such amounts as may be required by Landlord against other insurable hazards as at the time are commonly insured against by prudent owners of comparable office projects in the area in which the Project is located.

14.8.

Form of Insurance/Companies: All insurance provided for in Paragraph 14 hereof shall be in a form satisfactory to Landlord and carried with insurance companies reasonably acceptable to Landlord that are licensed or authorized to do business in the State in which the Project is located, are in good standing with the department of insurance in the State in which the Project is located and have a current rating issued by A.M. Best Company of not less than A-:VII, and/or whose claim paying ability is rated no lower than A by Standard & Poor’s Ratings Service and A2 by Moody’s Investors Service. Insurance coverage shall be written as primary policy coverage and not contributing with or excess of any coverage that Landlord may carry, and Landlord and Landlord’s managing agent shall be named as “additional insureds” with respect to commercial general liability and automobile liability, including any umbrella or excess policies. Tenant shall furnish Landlord at the inception of this Lease (i) a certificate of insurance evidencing that all such insurance is in effect and that Landlord shall be given at least 30 days prior written notice of cancellation or non-renewal, and (ii) proof that premiums have been paid by Tenant. Not later than 15 days prior to the expiration of any insurance policy, evidence of renewals or replacements of such policy shall be delivered to Landlord, together with proof of payment of the associated premiums. In the event Tenant shall fail to procure any contract of insurance required under the terms hereof or any renewal of or replacement for any contract of insurance that is expiring or has been canceled, Landlord may, but shall not be obligated to, procure such insurance on behalf of Tenant and the cost thereof shall be payable to Landlord as additional Rent within 10 days following written demand therefore.

15.	LANDLORD’S INSURANCE:

15.1.

All Risk. Landlord (or its principals naming Landlord as an additional insured) shall, as part of the Operating Expenses, maintain fire and extended coverage insurance on the Project and the Premises (which may include vandalism and malicious mischief coverage) and such endorsements as Landlord may require or is otherwise reasonably consistent with other similarly situated buildings) in an amount not less than the full replacement value thereof (which may be exclusive of foundations), or in such amounts as any mortgagee of Landlord shall require, with such deductibles as shall be determined by Landlord from time to time. Landlord (or its principals naming Landlord as an additional insured) reserves the right to self-insure the Project so long as a financial institution such as an insurance company, bank, savings and loan association, or pension fund having a net worth of at least $100 million owns an interest in the Project of 50% or more. Landlord (or its principals naming Landlord as an additional insured) also reserves the right to provide the insurance required hereunder as pan of a blanket policy. All expenses for insurance obtained by Landlord in connection with the Project shall be passed through to the tenants of the Project, including Tenant, as part of the Operating Expenses, and payments for losses thereunder shall be made solely to Landlord or any mortgagee of Landlord as their interests shall appear. In the event of self- insurance, the premium cost equivalency of such policy or policies shall be a part of the Operating Expenses. In the event of blanket insurance, Landlord shall reasonably allocate the portion of the blanket premium to the Operating Expenses for the Project.

15.2.

Liability. Landlord shall, as part of the Operating Expenses, maintain a policy or policies of commercial general liability insurance with respect to the Common Areas and the activities thereon in such amounts as Landlord or any mortgagee of Landlord may require. In the event of self-insurance (as referenced in Subparagraph 15.1 above), the premium cost equivalency of such policy or policies shall be part of the Operating Expenses.

15.3.

Other. Landlord may purchase insurance for windstorm, flood, plate glass, sign, automobile, sinkhole, business income. Rent loss, liquor liability, terrorism, earthquake and such other insurance that Landlord or any mortgagee of Landlord may require in their sole discretion and with such deductibles as Landlord may desire. The costs of all such insurance shall be part of the Operating Expenses. Landlord may hereafter raise or lower such coverage in such amounts as may from time to time be prudent to Landlord within its sole discretion or as Landlord’s mortgagee may require.

16.

SUBROGATION: Landlord and Tenant shall each obtain from their respective insurers under all policies of property insurance maintained by either of them at any time during the Term (and any extension or renewal thereof) insuring or covering the Premises or Project, as applicable, a waiver of all rights of subrogation that the insurer of one party might otherwise have, if at all, against the other party.

17.	UTILITIES AND SERVICES:

17.1.

Standards. Landlord shall use all reasonable efforts to furnish (as part of Operating Expenses) heating, ventilation, air conditioning, electricity for normal lighting and office machines, cold water for reasonable and normal drinking and lavatory use, replacement light bulbs and/or fluorescent tubes and ballasts for standard overhead fixtures, and janitorial services for the Common Areas. Said services and utilities shall be provided during regular business hours, except for janitorial service to the Common Areas, which shall only be provided Monday through Friday excepting holidays. Utilities and Services required- at other times shall be subject to a-charge of $75 per hour or fraction thereof as such sum may be reasonably increased by Landlord from time to time upon written notice to Tenant.

17.2.

Temporary Interruption. Landlord reserves the right, without any liability to Tenant and without affecting Tenant’s covenants and obligations hereunder, to stop or interrupt or reduce any of the services listed in this Paragraph 17 or to stop or interrupt or reduce any other services, required of Landlord under this Lease, whenever and for so long as may be necessary by reason of (i) accidents, emergencies, strikes or the occurrence of any of the other events of force majeure, (ii) the making of repairs or changes that Landlord is required by law, or is permitted by this Lease, to make or in good faith deems necessary, (iii) difficulty or excessive expense in securing proper supplies of fuel, steam, water, electricity, or similar commodities, (iv) any other cause beyond Landlord’s reasonable control, whether similar or dissimilar to the foregoing. Landlord does not warrant that the services provided for in this Lease will be free from interruption or stoppage resulting from the above causes, and specifically no reduction, interruption or stoppage of any such services for any reason, shall ever be construed as an eviction ofTenant nor shall the same cause any abatement of the Rent payable hereunder or in any manner, or for any purpose, relieve Tenant from any of Tenant’s obligations hereunder, and in any event. Landlord shall not be liable for any loss, cost or damage, direct or consequential, of any nature arising in connection with interruption or stoppage of any of such services or for any damage to persons or property resulting therefrom; provided, however. Landlord shall use reasonable diligence to resume the service or to cause the same to be resumed. Furthermore, Landlord shall not be liable under any circumstances for a loss of, or injury to, property or for injury to, or interference with, Tenant’s business, including, without limitation, loss of profits, however occurring, through or in connection with or incidental to a failure to furnish any of the services or utilities as set forth in this Paragraph 17.

17.3.

Security. Landlord shall have no obligation to provide any security whatsoever for the Building, the Premises, the Project and/or Tenant’s business therein. Tenant hereby acknowledges and agrees that Tenant shall provide and be solely responsible for Tenant’s own security, at Tenant’s sole cost and expense, as may be required for the operation of Tenant’s business within the Premises, and Landlord shall have no liability to any tenant, including Tenant and its employees, agents or invitees for losses due to theft or burglary, or for damages done by unauthorized persons in the Premises, the Building, any parking facility, or the Project or for any injury, trauma or other harm to any person, and neither shall Landlord be required to insure against any such losses. Tenant shall be responsible for all repairs and replacements of damage and/or destruction of the Premises necessitated by burglary or attempted burglary, or any other illegal or forcible entry into the Premises. Notwithstanding the foregoing, Tenant acknowledges and agrees Landlord may, but shall not be required to, adopt and provide security services for the Project from time to time. Tenant shall cooperate fully in any efforts of Landlord to maintain security in the Project and shall follow all rules and regulations promulgated by Landlord with respect thereto. However, any security services that are voluntarily undertaken by Landlord may be changed or discontinued from time to time in Landlord’s sole and absolute discretion, without liability to any tenant, including Tenant and its employees, agents or invitees. Tenant and any of its employees, agents or invitees waive any claims it or they may have against Landlord arising out of any security services provided by Landlord, or the inadequacy or absence thereof, specifically including Landlord’s negligence with respect to providing, or the failure to provide, such services

18.

CONDEMNATION: If the whole or substantially the whole of the Building or Premises should be taken for any public or quasi-public use, by right of eminent domain or otherwise or should be sold in lieu of condemnation, then this Lease shall terminate as of the date when physical possession of the Building and/or Premises is taken by the condemning authority. If less than the whole or substantially the whole of the Building, Premises or Project is thus taken or sold, Landlord (whether or not the Premises are affected thereby) may, at its option, terminate this Lease by giving written notice thereof to Tenant; in which event this Lease shall terminate as of the date when physical possession of such portion of the Building, the Premises or the Project is taken by condemning authority. If this Lease is not terminated upon any such taking or sale, and if the Premises are affected, the Base Rent payable hereunder shall be diminished by an equitable amount, and Landlord shall, to the extent Landlord deems feasible, restore the Building and, if affected, the Premises to substantially their former condition, but such work shall not exceed the scope of the work done by Landlord in originally constructing the Building and installing any work in the Premises if constructed by Landlord pursuant to Schedule 2. nor shall Landlord in any event be required to spend for such work an amount in excess of the amount received by Landlord as compensation for such taking. All amounts awarded upon a taking of any part or all of the Project, Building, or Premises shall belong to Landlord, provided that Tenant shall not be entitled to and expressly waives all claim to any such compensation. All sums that may be payable on account of any condemnation shall belong solely to the Landlord, and Tenant shall not be entitled to any part thereof, provided however, that Tenant shall be entitled to retain any amount awarded to it for its trade fixtures or moving expenses.

19.

TRADE FIXTURES: Any and all improvements made to the Premises during the Term (and any extension or renewal thereof) shall, unless Landlord requests their removal, belong to the Landlord without compensation, allowance or credit to Tenant, except movable trade fixtures of the Tenant that can be removed without defacing the Premises or any portion of the Building or Project. Tenant shall be directly responsible for taxes upon, measured by or reasonably attributable to the cost or value of Tenant’s equipment, furniture, fixtures and other personal property located in the Premises or by the cost or value of any leasehold improvements made in or to the Premises by or for Tenant other than the initial improvements to be installed at Landlord’s expense regardless of whether title to such improvements is in Tenant or Landlord.

20.	DESTRUCTION OF PREMISES:

20.1.

Termination or Repair. If the Premises or any part thereof shall be damaged by fire or other casualty. Tenant shall give prompt written notice thereof to Landlord if Landlord does not otherwise have actual knowledge thereof. In case the Building or the Project shall be so damaged that substantial alteration or reconstruction of the Building or the Project shall, in Landlord’s sole opinion, be required (whether or not the Premises shall have been damaged by such casualty), or in the event any mortgagee of Landlord’s interest in the Building or the Project should require that the insurance proceeds payable as a result of a casualty be applied to the payment of the mortgage debt, or in the event of any material uninsured loss to the Building or the Project, Landlord may, at its option, terminate this Lease by notifying Tenant in writing of such termination within 90 days after the date of such casualty. If Landlord does not elect to terminate this Lease, Landlord shall commence and proceed with reasonable diligence to restore the Building and any work constructed by Landlord pursuant to Schedule 2; except that Landlord’s obligation to restore shall not require Landlord to spend for such work an amount in excess of the insurance proceeds actually received by Landlord as a result of the casualty. Notwithstanding anything to the contrary contained in this Paragraph, Landlord shall not have any obligation whatsoever to repair, reconstruct, or restore the Premises when the damage resulting from any casualty occurs during the last 12 months of the Term (or any extension or renewal thereof).

20.2.

Abatement of Rent. Landlord shall not be liable for any inconvenience or annoyance to Tenant or injury to the business of Tenant resulting in any way from such casualty damage or the repair thereof; except that, subject to the provisions of the next sentence. Landlord shall allow Tenant a fair diminution of Rent during the time and to the extent the Premises are unfit for occupancy. If the Premises or any other portion of the Building or Project is damaged by fire or other casualty resulting from the fault or negligence of Tenant or any of Tenant’s agents, contractors, employees, or invitees, the Rent hereunder shall not be diminished during the repair of such damage, and Tenant shall be liable to Landlord for the cost of the repair and restoration of the Building or Project caused thereby to the extent such cost and expense is not covered by insurance proceeds.

20-3-

Last Year of Term. If any material damage or destruction occurs to the Premises (or the Building materially impairing use of the Premises) during the last year of the Term (or any extension or renewal thereof), Tenant may terminate this Lease upon written notice to Landlord within 30 days after the occurrence of the damage or destruction.

21.	HAZARDOUS SUBSTANCES:

21.1.

Tenant’s Responsibilities: At its own expense, Tenant shall procure, maintain in effect and comply with all conditions of any and all permits, licenses and other governmental and regulatory approvals required for Tenant’s use of the Premises. Tenant shall not cause or permit any Hazardous Substance to be brought upon, kept or used in or about the Project by Tenant, its agents, employees, contractors or invitees without the prior written consent of Landlord except for the routine office cleaning supplies that may be deemed Hazardous Substances provided such Hazardous Substances are stored, used and removed in compliance with all Legal Requirements and Environmental Laws. Tenant shall cause any and all Hazardous Substances brought upon the Project by Tenant, its agents, employees, contractors or invitees, to be removed from the Project and transported solely by duly licensed haulers to duly licensed facilities for final disposal of such materials and wastes. Tenant shall, in all respects, handle, treat, deal with and manage any and all Hazardous Substances in, on, under or about the Premises in total conformity with all applicable Environmental Laws and prudent industry practices regarding management of such Hazardous Substances. Upon expiration or earlier termination of the Term (or any extension or renewal thereof), Tenant shall cause all Hazardous Substances placed on, under or about the Premises by Tenant (or its agents, employees, contractors or invitees) or at Tenant’s direction to be removed and transported for use, storage or disposal in accordance and compliance with all applicable Environmental Laws. Tenant shall not take any remedial action in response to the presence of any Hazardous Substances in or about the Premises or the Project, nor enter into any settlement agreement, consent decree or other compromise in respect to any claims relating to any Hazardous Substances in any way connected with the Premises without first notifying Landlord of Tenant’s intention to do so and affording Landlord ample opportunity to appear, intervene or otherwise appropriately assert and protect Landlord’s interests with respect thereto.

21.2.

Indemnification: If the Premises or the Project become contaminated in any manner for which Tenant is legally liable or otherwise become affected by any release or discharge of a Hazardous Substance, Tenant shall immediately notify Landlord of the release or discharge of the Hazardous Substance, and Tenant shall indemnify, defend and hold harmless Landlord from and against any and all claims, damages, fines, judgments, penalties, costs, liabilities or losses (including, without limitation, a decrease in value of the Project or the Premises, damages caused by loss or restriction of rentable or usable space, or any damages caused by adverse impact on marketing of the space, and any and all sums paid for settlement of claims, attorneys’ fees and expenses, consultant fees and expert fees) arising during or after the Term (and any extension or renewal thereof) and arising as a result of such contamination, release or discharge. This indemnification includes, without limitation, any and all costs incurred because of any investigation of the site or any cleanup, removal or restoration mandated by federal, state or local agency or political subdivision. This Subparagraph 21.2 shall survive termination of this Lease.

22.	EVENTS OF DEFAULT: If one or more of the following events (“Event of Default”) occurs, such occurrence constitutes a breach of this Lease by Tenant:

22.1.	Abandonmentacation: Tenant abandons or vacates the Premises or removes furniture, fixtures or personal property, except in the normal course of business; or

22.2.

Rent: Tenant fails to pay any monthly Base Rent, Operating Expenses Rent, or additional Rent, if applicable, as and when the same becomes due and payable, and such failure continues for more than 5 days; or

22.3.

Other Sums: Tenant fails to pay any other sum or charge payable by Tenant hereunder as and when the same becomes due and payable, and such failure continues for more than 15 days after Landlord gives written notice thereof to Tenant; or

22.4.

Other Provisions: Tenant fails to perform or observe any other agreement, covenant, condition or provision of this Lease to be performed or observed by Tenant as and when performance or observance is due (or immediately if the failure involves a hazardous condition), and such failure continues for more than 15 days after Landlord gives written notice thereof to Tenant, or if the default does not involve a hazardous condition and cannot be reasonably cured within said 15 day period and Tenant fails promptly to commence with due diligence and dispatch the curing of such default within said 15 day period or, having so commenced, thereafter fails to prosecute or complete with due diligence and dispatch the curing of such default; or

22.5.

Insolvency: Tenant or Guarantor (if any): (a) files or consents by answer or otherwise to the filing against it of a petition for relief or reorganization or arrangement or any other petition in bankruptcy or liquidation, or to take advantage of any bankruptcy or insolvency law of any jurisdiction; (b) makes an assignment for the benefit of its creditors; (c) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers of itself or of any substantial part of its property; or (d) takes action for the purpose of any of the foregoing; and in the case of Guarantor a replacement for Guarantor acceptable to Landlord is not provided within 30 days after the filing or occurrence of any matters in Subparagraphs (a) - (d) above; or

22.6.

Receiver: A court or governmental authority of competent jurisdiction, without consent by Tenant or Guarantor, as applicable, enters an order appointing a custodian, receiver, trustee or other officer with similar powers with respect to Tenant or Guarantor, if any, or with respect to any substantial power of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding up or liquidation of Tenant, or if any such petition is filed against Tenant or Guarantor and such receivership or petition is not dismissed within 60 days; or

22.7.	Attachments: This Lease or any estate of Tenant hereunder is levied upon under any attachment or execution and such attachment or execution is not vacated within 60 days; or

22.8.	Assignment/Sublease: Tenant assigns this Lease or subleases all or any portion of the Premises without Landlord’s prior written consent.

23.	REMEDIES UPON DEFAULT:

23.1.

Termination: In the event of any breach of this Lease by Tenant, Landlord may, at its option, terminate this Lease and repossess the Premises pursuant to the laws of the State in which the Project is located and recover from Tenant as damages:

the unpaid Rent (including, but not limited to Base Rent and Operating Expense Rent) and other amounts due at the time of termination plus interest thereon at the maximum lawful rate per annum from the due date until paid;

the present value of the balance of the Rent for the remainder of the Term (and any extension or renewal thereof) after termination less the present value of the fair market value rental of the Premises for said period (both determined by applying a discount rate of the Wall Street Journal Prime Rate); and

any other amount necessary to compensate Landlord for all detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including, without limitation, the cost of recovering the Premises.

23.2.

Landlord’s Options: In the event of any breach of this Lease by Tenant, Landlord may, in the alternative, (i) continue this Lease in effect, as long as Landlord does not terminate Tenant’s right to possession, and Landlord may enforce all its rights and remedies under this Lease, including the right to recover the Rent as it becomes due; or (ii) terminate Tenant’s right of possession (but not this Lease) and repossess the Premises pursuant to the laws of the State in which the Project is located in which event Landlord may, but shall be under no obligation (except to the extent required by the laws of the State in which the Project is located), relet the Premises for the account of Tenant for such rent and upon such terms as shall be satisfactory to Landlord; and (iii) exercise any and all other rights and remedies available to Landlord at law or in equity. In the event that Landlord elects to relet: (i) Landlord is hereby authorized by Tenant to decorate or to make any repairs, changes, alterations or additions in or to the Premises that may be necessary or convenient, at Tenant’s expense, (ii) Tenant shall be responsible for Rent for the period that the Premises are vacant and for all costs of re-letting, including, without limitation, brokerage commissions and attorneys’ fees, and (iii) Tenant shall be liable for any deficiency of such rental below the total Rent and all other payments herein provided for the unexpired balance of the Term (or any extension or renewal thereof).

24.

SECURITY DEPOSIT: The Security Deposit set forth in Paragraph 1, if any, shall secure the performance of the Tenant’s obligations hereunder. Landlord may, but shall not be obligated to, apply all or portions of the Security Deposit on account of Tenant’s obligations hereunder. In the event that Landlord applies all or a portion of the Security Deposit to Tenant’s obligations hereunder, Tenant shall be obligated, within 10 days after receipt of notice from Landlord, to deposit cash with Landlord in an amount sufficient to restore the Security Deposit to the full amount stated in Paragraph 1 above. Failure to deposit such cash shall be a default under this Lease. Provided Tenant is not in default, any balance remaining upon termination shall be returned to Tenant within sixty (60) days after termination of the lease or surrender and acceptance of the Premises by Landlord, whichever occurs last. Tenant shall not have the right to apply the Security Deposit in payment of the last month’s Rent. No interest shall be paid by Landlord on the Security Deposit. In the event of a sale of the Project, Landlord shall have the right to transfer the Security Deposit to the purchaser; upon such transfer Landlord shall have no further liability with respect thereto, and Tenant shall look solely to such purchaser for the return of the Security Deposit. Landlord shall not be required to keep the Security Deposit in a segregated account, and the Security Deposit may be commingled with other funds of Landlord.

25.

LIEN FOR RENT: Tenant hereby grants to Landlord a lien and security interest (subject to an existing SBA loan on Tenant’s personal property and inventory) on all furnishings, equipment, fixtures, inventory, accounts receivable, licenses and other personal property of any kind of Tenant now or hereafter placed in or upon the Premises, and such property shall be and remain subject to such lien and security interest of Landlord for payment of all Rent and other sums to be paid by Tenant herein. The provisions of this Paragraph relating to such lien and security interest shall constitute a security agreement under and subject to the laws of the State in which the Project is located so that Landlord shall have and may enforce a security interest on all property of Tenant now or hereafter placed in or on the Premises, in addition to and cumulative of the Landlord’s liens and rights provided by law or by the other terms and provisions of this Lease. Notwithstanding anything contained herein to the contrary. Landlord’s lien rights granted hereunder shall automatically be subordinate to the rights of any equipment or personal property lessor with respect to the equipment or personal property leased by it to Tenant. Tenant shall execute as debtor such financing statement or statements and other documents as Landlord may now or hereafter request. Landlord may at its election at any time file a copy of this Lease as a financing statement. Notwithstanding the above, Landlord shall neither sell nor withhold from Tenant, Tenant’s business records and Landlord’s lien rights shall not apply with respect to any property that is leased to Tenant.

26.

LIMITATION ON LANDLORD’S PERSONAL LIABILITY: Tenant specifically agrees to look solely to Landlord’s interest in the Project for the recovery of any judgment from Landlord, it being agreed that Landlord (and any officers, shareholders, partners, members, managers, directors, employees, affiliates, subsidiaries or parents of Landlord) shall never be personally liable for any such judgment. Landlord shall have the right to transfer and assign, in whole or in part, all its rights and obligations hereunder and in the Project, Building and/or Premises, and in such event and upon such transfer, Landlord shall be released from any further obligations hereunder, and Tenant shall look solely to such successor in interest of Landlord for the performance of such obligations.

27.

ATTORNEYS’ FEES: In the event there is any legal action or proceeding between Landlord and Tenant to enforce any provision of this Lease or to protect or establish any right or remedy of either Landlord or Tenant hereunder, the unsuccessful party to such action or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees (including allocated costs of Landlord’s in-house attorney), incurred by such prevailing party in such action or proceeding and in any appearance in connection therewith, and if such prevailing party recovers a judgment in any such action, proceeding or appeal, such costs, expenses and attorneys’ fees shall be determined by the court handling the proceeding and shall be included in and as a part of such judgment.

28.

WAIVER: No failure of Landlord to enforce any term hereof shall be deemed to be a waiver. The failure of Landlord to insist at any time upon the strict performance of any covenant or agreement contained herein or to exercise any option, right, power, or remedy contained in this Lease shall not be construed as a waiver or a relinquishment thereof for the future. No payment by Tenant or receipt by Landlord of a lesser amount than the applicable Rent payment due under this Lease shall be deemed to be other than on account of the earliest Rent due hereunder, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord’s right to recover the balance of such Rent or pursue any other remedy provided in this Lease.

29.

SEVERABILITY: If any clause or provision of this Lease is illegal, invalid or unenforceable under present or future laws effective during the Term (and any extension or renewal thereof), then it is the intention of the parties hereto that the remainder of this Lease shall not be affected thereby, and it is also the intention of both parties that in lieu of each clause or provision that is illegal, invalid or unenforceable, there shall be added as a part of this Lease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

30.

NOTICES: All notices or other communications required or permitted hereunder must be in writing, and shall be (i) personally delivered (including by means of professional messenger service), (ii) delivered via electronic mail or transmitted by facsimile (which sender’s facsimile machine indicates has been sent), (iii) sent by overnight courier, with request for next Business Day delivery, or (iv) sent by registered or certified U.S. mail, postage prepaid, return receipt requested, to the addresses set forth in Paragraph 1. Written notices so delivered, transmitted, sent or mailed shall be effective on the earlier of (w) actual delivery, (x) the date of transmission, if by facsimile or email sent on or before 5:00 p.m. local time of the receiver, or the next Business Day if sent after 5:00 p.m. local time of the receiver, (y) the first Business Day following the date of timely deposit with a nationally recognized overnight courier, or (z) the third Business Day following the date of deposit with the United States Post Office or in a regularly maintained receptacle for the deposit of United States Mail. Any refusal to accept delivery of any such communication shall be considered successful delivery thereof on the date of such refusal.

31.

HOLDING OVER: Any holding over after the expiration or termination of this Lease shall be construed as a month-to-month tenancy at a rental of 150% of the Base Rent and Operating Expense Rent for the month preceding the month in which the expiration or termination occurred. In the event Tenant shall be or become a holdover tenant, Tenant shall also indemnify Landlord against all claims for damages against Landlord as a result of Tenant’s possession of the Premises, including, without limitation, claims for damages by any tenant to whom Landlord may have leased the Premises, or any portion thereof, for a term commencing after the expiration or termination of this Lease.

32.	TIME: Time is of the essence with respect to the obligations of any party under this Lease.

33.

HEIRS, ASSIGNS, SUCCESSORS: This Lease is binding upon and inures to the benefit of theassigns and successors in interest of Landlord and is binding upon and inures to the benefit of Tenantand Tenant’s heirs and successors and, to the extent assignment may be approved by Landlordhereunder, Tenant’s assigns.

34.

SUBORDINATION: This Lease is and shall always be subject and subordinate to the lien of any mortgages that are now or shall at any future time be placed upon the Project, the Premises or Landlord’s rights hereunder, and to any renewals, extensions, modifications or consolidations of any such mortgage. This clause shall be self-operative and no further instrument of subordination need be required by any mortgagee. In confirmation of such subordination, however, Tenant, at Landlord’s request, shall execute promptly any appropriate certificate or instrument that Landlord may reasonably request.

35.

ESTOPPEL CERTIFICATE: Tenant shall at any time upon not less than 5 days prior written notice from Landlord execute, acknowledge and deliver to Landlord a statement in writing: (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect), the amount of any security deposit, and the date to which the Rent and other charges are paid in advance, if any; and (ii) acknowledging that there are not, to Tenant’s knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed. Any such statement may be conclusively relied upon by a prospective purchaser or encumbrancer of the Premises.

At Landlord’s option, Tenant’s failure to deliver such statement within such time shall be deemed a material breach of this Lease or shall be conclusive upon Tenant: (i) that this Lease is in full force and effect, without modification, except as may be represented by Landlord; (ii) that there are no uncured defaults in Landlord’s performance; and (iii) that not more than one month’s Rent has been paid in advance.

36.

FINANCIAL STATEMENTS: Tenant shall furnish Landlord, within 10 business days after Landlord’s request therefor, its most recent financial statement of Tenant and any guarantors of this Lease. Unless: (i) Landlord has reason to believe there has been a material reduction in the financial worth of any of such parties; or (ii) requested by any current or proposed lender, investor or purchaser of Landlord or the Building, such financial statement(s) shall not be required to be furnished more than twice each calendar year. If Tenant is a publicly traded company and Tenant's financial information is publicly available, this provision shall be deemed complied with by Tenant.

37.	REPRESENTATIONS; AUTHORITY:

37.1.

Tenant. Tenant represents and warrants that: (i) there are no proceedings pending or, to the knowledge of Tenant, threatened before any court or administrative agency that would materially adversely affect the ability of Tenant to enter into this Lease or the validity or enforceability of this Lease; (ii) there is no provision of any existing mortgage, indenture, contract or agreement binding on Tenant that would conflict with or in any way prevent the execution, delivery or performance of the terms of this Lease; (iii) if Tenant is a corporation, limited liability company, partnership or other legal entity, the person executing this Lease on behalf of Tenant represent and warrant that this Lease has been authorized and approved by the appropriate officers, members, managers, partners, beneficiaries, shareholders or other beneficial owner(s) of Tenant as may be required by law; (iv) Tenant is in good standing, and qualified to do business in the state in which the Project is located; (v) Tenant has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, with no other person needing to join in the execution hereof in order for this Lease to be binding on Tenant; and (vi) the financial information provided by Tenant to Landlord materially and accurately depicts the financial condition of Tenant as of the Effective Date of this Lease.

37.2.

Landlord. Landlord represents and warrants to Tenant that Landlord has full right, power and lawful authority to execute, deliver and perform its obligations under this Lease, in the manner and upon the terms contained herein, and to grant the estate herein demised.

38.

JOINT AND SEVERAL LIABILITY: In the event that more than one person or entity executes this Lease as Tenant, all such persons and entities shall be jointly and severally liable for all of Tenant’s obligations hereunder.

39.

FORCE MAJEURE: Landlord shall be excused for the period of any delay in the performance of any obligations hereunder when prevented from doing so by cause or causes beyond Landlord’s absolute control, which shall include, without limitation, all labor disputes, civil commotion, civil disorder, riot, civil disturbance, war, war-like operations, invasion, terrorism, rebellion, hostilities, military or usurped power, sabotage, governmental regulations, orders, moratoriums or controls, fire or other casualty, inability to obtain any material, services or financing or Acts of God.

40.

RECORDING: Tenant shall not record this Lease, or any memorandum or short form thereof, without the prior written consent and joinder of Landlord, which consent Landlord may withhold or condition in its sole discretion.

41.

BROKERS: Landlord and Tenant each represent and warrant one to the other that except for the Brokers set forth in Paragraph 1, neither of them has employed any broker in connection with the negotiations of the terms of this Lease or the execution thereof. Landlord and Tenant hereby agree to indemnify and to hold each other harmless against any loss, expense or liability with respect to any claims for commissions, finder’s fees or brokerage fees arising from or out of any breach of the foregoing representation and warranty. Landlord shall be responsible for paying any commission due to landlord’s Broker in connection with this transaction pursuant to a separate written agreement between them. Landlord’s broker shall be responsible for any payment due to Tenant’s broker pursuant to a separate written agreement between Landlord’s broker and Tenant’s broker.

42.

ENTIRE AGREEMENT: This Lease, together with any and all exhibits, schedules and addendums attached hereto, constitutes the entire agreement between the parties and may be modified only by a writing signed by both parties.

43.	GOVERNING LAW: This Lease shall be construed in accordance with the laws of the State in which the Project is located.

44.

EFFECT OF DELIVERY OF THIS LEASE: LANDLORD HAS DELIVERED A COPY OF THIS LEASE TO TENANT FOR TENANT’S REVIEW ONLY, AND THE DELIVERY HEREOF DOES NOT CONSTITUTE AN OFFER TO TENANT OR OPTION TO LEASE. THIS LEASE SHALL NOT BE EFFECTIVE UNTIL A FULLY EXECUTED COPY OF THIS LEASE HAS BEEN DELIVERED TO BOTH LANDLORD AND TENANT.

45.

WAIVER OF THE RIGHT TO TRIAL BY JURY: LANDLORD AND TENANT HEREBY KNOWINGLY AND INTENTIONALLY WAIVE THE RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING THAT LANDLORD OR TENANT MAY HEREINAFTERINSTITUTE AGAINST EACH OTHER WITH RESPECT TO ANY MATTER ARISING OUT OF OR RELATED TO THIS LEASE OR THE LEASED PREMISES WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE.

46.

BANKRUPTCY: Landlord and Tenant understand that, notwithstanding certain provisions to the contrary contained herein, a trustee or debtor in possession under the bankruptcy code may have certain rights to assume or assign this Lease. Landlord and Tenant further understand that, in any event, Landlord is entitled under the bankruptcy code to adequate assurances of future performance of the provisions of this Lease. The parties agree that, with respect to any such assumption or assignment, the term “adequate assurance” shall include at least the following:

a)

In order to assure Landlord that the proposed assignees will have the resources with which to pay all Base Rent, Operating Expense Rent, additional Rent or other sum payable by Tenant pursuant to the provisions of this Lease, any proposed assignee must have, as demonstrated to Landlord’s satisfaction, a net worth (as defined in accordance with generally accepted accounting principles consistently applied) of not less than the net worth of Tenant or any guarantor (whichever is greater) on the date this Lease became effective, increased by 7%, compounded annually, for each year from the Commencement Date through the date of the proposed assignment. It is understood and agreed that the financial condition and resources of Tenant were a material inducement to Landlord in entering into this Lease.

b)

Any proposed assignee must have been engaged in the conduct of business for the 5 years prior to any such proposed assignment, which business does not violate the Permitted Use, and such proposed assignee shall continue to engage in the Permitted Use and shall not cause Landlord to be in violation or breach of any provision in any other lease, financing agreement, operating agreement or other agreement relating to the Project. It is understood and agreed that Landlord’s asset will be substantially impaired if the trustee in bankruptcy or any assignee of this Lease makes any use of the Premises other than the Permitted Use.

c)	Any proposed assignee of this Lease must assume and agree to be personally bound by the provisions of this Lease.

47.

SURVIVAL: Anything contained in this Lease to the contrary notwithstanding, the expiration or termination of the Term (or any extension or renewal thereof), whether by lapse of time or otherwise, shall not relieve Tenant from Tenant’s obligations accruing prior to the expiration or termination of the Term (and any extension or renewal thereof), all of which shall survive the same, whether or not same is expressly stated in the particular paragraph of this Lease, including, without limitation, Tenant’s obligations with respect to: (i) the payment of Rent, (ii) any provisions of this Lease with respect to indemnities of Landlord made by Tenant; and (iii) the removal of all property of Tenant required to be removed hereunder and the repair of all damage to the Premises caused by such removal at the expiration or termination of this Lease to the extent required hereunder.

48.	COUNTERPARTS: This Lease may be executed in any number of counterparts, which when taken together shall constitute one complete document.

49.

TELECOM: Tenant understands and agrees that Landlord expressly reserves the right to grant or deny access (to the Building or any portion thereof, including without limitation, any tenant’s premises) to any telecommunications service provider whatsoever, and that Tenant shall not have the right to demand or require Landlord to grant such access to any such telecommunications service provider. Further, Tenant expressly understands and agrees that notwithstanding anything to the contrary contained herein, Tenant shall not have the right to use the risers, raceways, conduits, or mechanical rooms in the Building for telecom purposes without Landlord’s express written consent, which consent Landlord may withhold or condition in its sole discretion.

50.

CONFIDENTIALITY: Tenant agrees, on behalf of Tenant, Guarantor (if any) and Tenant’s employees, agents, contractors, consultants, partners, affiliates, assignees and subtenants, not to disclose the terms of this Lease or the results of any audit of Landlord’s books and records under this Lease to any third party except (i) legal counsel to Tenant, (ii) any assignee of Tenant’s interest in this Lease or any subtenant of Tenant relative to the Premises (or any portion thereof), (iii) as required by applicable law or by subpoena or other similar legal process, or (iv) for financial reporting purposes. Tenant further acknowledges and agrees that any breach of the foregoing covenants and agreements by either Tenant or Guarantor shall be deemed to be a material default under this Lease and agrees that Landlord would be irreparably damaged and cannot be made whole by monetary damages in the event of any breach by Tenant or Guarantor of these covenants and agreements. Accordingly, in the event of any such breach, Landlord shall be entitled without the requirement of posting a bond or other security, to injunctive relief, specific performance or other remedies to which Landlord would be entitled at law or in equity, including but not limited to, immediately terminating this Lease or Tenant’s right to any of the rental concessions set forth herein, all of which shall be null and void and of no further force or effect. In such event, Tenant shall be required to immediately pay to Landlord, as liquidated damages and not as a penalty, the total sum of any free Rent or Rent reductions, as well as any other amounts then due and owing under this Lease. It is expressly agreed that such payment to which Landlord may be entitled under this provision is a reasonable forecast ofjust compensation for the harm that would be caused by Tenant's or Guarantor’s failure to comply with this confidentiality provision and that the harm that would be caused by such breach is one that is incapable or very difficult to accurately estimate.

51.	DAYS: Unless otherwise specifically indicated to the contrary, the word “days” as used in this Lease shall mean and refer to calendar days.

52.

OFAC REPRESENTATION: For purposes hereof, “List” shall mean the Specially Designated Nationals and Blocked Persons List maintained by OFAC and/or on any other similar list maintained by OFAC pursuant to any authorizing statute, executive order or regulation, and “OFAC” shall mean the Office of Foreign Assets Control, Department of the Treasury. Each party represents and warrants to the other that (i) each Person owning a 10% or greater interest in such party is (A) not currently identified on the List, and (B) is not a person with whom a citizen of the United States is prohibited to engage in transactions by any trade embargo, economic sanction, or other prohibition of United States law, regulation, or Executive Order of the President of the United States and (ii) each party has implemented procedures, and shall consistently apply those procedures, to ensure the foregoing representations and warranties remain true and correct at all times. Each party shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect and shall use reasonable efforts to notify the other in writing if any of the forgoing representations, warranties or covenants are no longer true or have been breached or if such party has a reasonable basis to believe that they may no longer be true or have been breached. In addition, at the request of a party, the other party shall provide such infonnation as may be reasonably requested by the requesting party to determine the other party’s compliance with the terms hereof.

53.	GUARANTOR: As a material inducement for and as a condition precedent to Landlord to enter into this Lease, Guarantors shall execute the Guaranty in the form attached hereto as Schedule 3.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Landlord and Tenant have executed this Office Lease as of the day and year first above written.

LANDLORD

RCS - INTERLOCKEN 100, LLC,
a Colorado limited liability company

By:	Real Capital Solutions, Inc., a Colorado
corporation, its Agent

By:
Name:
Title:

TENANT

FEEL THE WORLD, INC.,
a Delaware corporation

By:
Name:
Title:

SCHEDULE 1

FLOOR PLAN OF PREMISES

PREMISES
TECHNOLOGY DRIVE

Kieding

100 TECHNOLOGY DRIVE - BUILDING C

Suite 3[illegible]5C

2,967 RSF

SCHEDULE 2

LANDLORD CONSTRUCTION RIDER

THIS LANDLORD CONSTRUCTION RIDER (“Landlord Construction Rider”) is attached to and made a part of that certain Lease (the “Lease”) dated __________ 2014 by and between RCS - IN IERLOCKEN 100, LLC, a Colorado limited liability company (“Landlord”) and FEEL THE WORLD, INC., a Delaware corporation (“Tenant”). All capitalized terms used in this Landlord Construction Rider which are defined in the Lease shall have the same respective meanings as given in the Lease.

I.	SCOPE OF LANDLORD’S WORK; RESPONSIBILITY FOR COSTS:

1.1.	Landlord’s Work. Landlord, at Landlord’s expense, shall deliver the Premises to Tenant on the Commencement Date with the following items complete:

(a)	Steam clean carpeting and replace any damaged or stained carpeting;

(b)	Touch-up paint on any damaged office walls;

(c)

Repair or replace any items not in good working condition, including, but not limited to, light lenses, light bulbs, light ballasts, ceiling tiles, outlet covers, door hardware, plumbing fixtures, etc.;

(d)	Complete the demolition and improvement work described on the attached Exhibit 1; and

(e)	Remove any construction debris and deliver the Premises in “broom clean” condition.

The foregoing items are, collectively, the “Work”.

1.2

The Work will be performed in compliance with all applicable codes and regulations. All Work shall be constructed pursuant to this Landlord Construction Rider and shall be performed only by Landlord’s contractor.

1.3	Tenant shall have the right to review Landlord’s construction bids prior to Landlord’s commencement of the Work to confirm that Landlord has selected the lowest bid.

1.4

Construction Representatives: Landlord hereby appoints and Tenant hereby approves the following person as Landlord’s representative (“Landlord’s Representative”) to act for Landlord in all matters covered by this Landlord Construction Rider. Tenant hereby appoints and Landlord hereby approves the following person as Tenant’s representative (“Tenant’s Representative”) to act for Tenant in all matters covered by this Landlord Construction Rider.

Landlord Representative	Tenant Representative

Amanda Schryer	Lena Phoenix

All inquiries, requests, instructions, authorizations and other communications with respect to the matters covered by this Landlord Construction Rider shall be made to Landlord’s Representative or Tenant’s Representative as the case may be. Authorization made by Tenant’s Representative shall be binding and Tenant shall be responsible for all cost authorized by Tenant’s Representative. Either party may change its representative under this Landlord Construction Rider at any time by written notice to the other party.

II.	COST OF CONSTRUCTION WORK:

Allowance: Tenant shall be entitled to a tenant improvement allowance (the “Allowance”) of Ten Dollars ($10.00) per rentable square foot to be used as a contribution towards the Cost of the Work as defined in Article IV, below. All Costs of the Work over the Allowance will be paid for by Tenant in a form acceptable to Landlord prior to the start ofconstruction and as costs are identified. Ail items of Work, whether the cost is covered by the Allowance or not, shall become the property of Landlord upon expiration or earlier tennination ofthe Lease and shall remain on the Premises at all times during the Term of the Lease. Any part of the Allowance not used for the Work may be used by Tenant for moving expenses, network/phone installation, signage, additional improvements to the premises, window' coverings, kitchen/break room appliances, and office furniture/equipment. Tenant shall not be entitled to payment or rent reduction for any part of the Allow ance not used by Tenant. Any portion of the Allowance not used within one (1) year after the Effective Date shall be forfeited.

III.	CONSTRUCTION OF WORK:

Upon Tenant’s payment of the portion ofthe Costs for the Work which exceed the Allowance, if any, Landlord’s contractor shall commence and diligently proceed with the construction of the Work, subject to delays beyond the reasonable control of Landlord or its contractor. Promptly upon the commencement of the Work, Landlord will furnish Tenant with a construction schedule setting forth the projected completion dates therefor and showing the deadlines for any actions required to be taken by Tenant during such construction, if any, and Landlord may from time to time during the prosecution of the Work modify or amend such schedule due to unforeseeable delays encountered by Landlord. Landlord shall make a reasonable effort to meet such schedule as the same may be modified or amended.

IV.	COST OF THE WORK:

“Cost of the Work” means: (i) all architectural and engineering fees incurred in connection with the preparation of any plans and/or working drawings for the Work; (ii) governmental agency plan check, permit and other fees (including any charges required by any governmental entity or authority having jurisdiction thereof); (iii) sales and use taxes; (iv) insurance fees associated with the construction of the Work; (v) testing and inspecting costs; (vi) the actual costs and charges for material and labor, contractor’s profit and contractor’s general overhead incurred by Landlord in having the Work done; (vii) Landlord’s administrative cost recovery of four percent (4.0%) of the Cost of the Work and (viii) all other costs to be expended by Landlord in the construction of the Work.

V.	CERTAIN PROVISIONS RELATING TO CONSTRUCTION:

For any additional costs incurred by Tenant during the course of construction which Tenant’s responsibility. Tenant shall pay to Landlord all amounts due Landlord from Tenant under the terms of this Landlord Construction Rider within ten (10) days following delivery of Landlord’s notice therefor, which notices or invoices shall be rendered monthly or at such other intervals as Landlord shall determine. Such amounts shall be deemed additional rental payable hereunder for all purposes of this Lease.

Landlord shall promptly notify Tenant in writing of the substantial completion of construction of the Work.

Tenant agrees that in the event Tenant shall (i) make any changes in the working drawings or Work or improvements required thereby (notwithstanding Landlord’s approval of such changes), or (ii) directly or indirectly through any person, firm or corporation employed by Tenant, unreasonably interfere with or delay the work of Landlord’s contractor, or (iii) delay in making payment to Landlord of any cost which is Tenant’s responsibility hereunder, or (iv) request materials, finishes, or installations which require a longer delivery time or construction period than normal office improvements would require and which were not specified and authorized by Tenant in time to be timely received and installed so as to timely permit subsequent construction, or (v) cause any delay in Landlord’s completion of the Premises through any fault or negligence of Tenant or its agents, thereby delaying Landlord’s tendering of possession of the Premises, or Tenant’s occupancy of the Premises, beyond the date which would have been the Rent Commencement Date of this Lease but for such changes or delays, then Tenant shall commence payment of all rentals provided for herein on the date which would have been the Rent Commencement Date of this Lease, but for such changes or delays, and such date shall be the Rent Commencement Date of this Lease for all purposes.

Tenant shall be entitled to enter the Premises from time to time during the course of Landlord’s Work as may be reasonably necessary for Tenant’s space planning or inspection purposes, or for the installation by Tenant of its fixtures or equipment provided (i) Tenant notifies Landlord in advance of such proposed entry and coordinates such entry so as to be accompanied by Landlord or Landlord’s Representative, (ii) Tenant does not hinder or interfere with construction of the Premises or the activities of Landlord’s contractors, and (iii) Tenant takes such reasonable protective precautions or measures for Landlord and/or Tenant as Landlord may reasonably request, given the stage of construction of the Building and/or the Premises at the time of such entry, including (if appropriate) execution of releases from liability for Landlord or Landlord s contractors from injuries sustained by Tenant in the Building during such entry.

At any time after substantial completion of the Landlord’s Work and prior to Tenant’s installation of its fixtures, equipment and furnishings in the Premises, Tenant may inspect (with Landlord) the Premises and furnish to Landlord a “punch list” of errors (if any) and omissions (if any) in the construction of the Premises known to Tenant to exist. Any disputes between Landlord and Tenant concerning any punch list item not resolved by Landlord and Tenant shall be decided by the Architect preparing the Working Drawings, and any such decision shall be binding on Landlord and Tenant. Upon receipt of the punch list, Landlord shall promptly correct (or cause the contractor to correct) such errors and omissions. A failure by Tenant to include on the punch list any error or omission reasonably apparent upon reasonable inspection and inquiry shall constitute a waiver and release by Tenant of any claim or cause of action for damages from Landlord resulting from such error or omission. Except for punch list items which materially interfere with Tenant’s ability to operate its business on and from the Premises, the existence of the punch list (and completion of the items listed thereon) shall not delay commencement of the term of this Lease nor affect Tenant’s obligation to occupy the Premises and to pay rentals in accordance with the provisions of this Lease.

Any failure of Tenant to comply with the requirements of this Landlord Construction Rider shall constitute a default by Tenant under the Lease and Landlord shall have and may pursue all remedies available to Landlord under the Lease, at law or in equity.

EXHIBIT 1 TO CONSTRUCTION RIDER

XERO SHOES

100 TECHNOLOGY
FIRST FLOOR - SUITE [illegible]
100 TECHNOLOGY DRIVE
BROOMFIELD, COLORADO 80021

XERO SHOES

Pricing Space Plan

First Floor

2,967 RSF

SCHEDULE 3

GUARANTY OF LEASE

 area forming a part of that certain Office Lease (the -‘Lease”) dated Annexed to 2014 by and between RCS — INTERLOCKEN 100, LLC, a Colorado limited liability company (“Landlord ) and FEEL THE WORLD, INC., a Delaware corporation (“Tenant”).

The undersigned, Steven Sashen and Lena Phoenix (“collectively, the Guarantor”), whose address is 13598 Via Varra, #202; Broomfield, CO 80020, as a material inducement to Landlord to lease the Premises described in the annexed Lease to the above named Tenant, does hereby covenant and agree as follows:

I

If Tenant shall default in the performance of any of the covenants and obligations of said Lease on Tenant's part to be performed (including payment of all amounts due thereunder), then Guarantor shall on demand perform the covenants and obligations of the Lease on Tenant’s part to be performed and shall on demand pay to Landlord any and all sums due to Landlord, including all damages and expenses that may arise in consequence of Tenant’s default, and Guarantor does hereby waive all requirements of notice of the acceptance of this Guaranty and all requirements of notice of breach or nonperformance by Tenant.

II.	This Guaranty is a guaranty of payment, and not of collection, for any sum of money owing from Tenant to Landlord.

III.	Guarantor hereby waives:

A.	any right to require that any prior action be brought against Tenant;

B.	any right to require that resort be had to any security or to any other credit in favor of Tenant; and

C.	all suretyship defenses generally, and the right to petition for the marshaling of assets.

IV.	This Guaranty shall remain and continue in full force and effect:

A.

as to any renewal, extension, holdover, modification or amendment of the Lease (including any expansion of the Premises and any increase in Tenant’s obligations to Landlord) and this Guaranty shall remain and continue in full force and effect as to the Lease even though Tenant may have subleased all or any portion of the Premises or assigned all or any portion of Tenant's interest in the Lease. Guarantor waives notice of any and all such renewals, extensions, holdovers, modifications, amendments, subleases or assignments;

B.

even though Landlord may have waived one or more defaults by Tenant, extended the time of performance by Tenant, released, returned or misapplied other collateral given as additional security (including other guaranties) or released Tenant from the performance of its obligation under the Lease;

C.

notwithstanding the institution by or against Tenant of bankruptcy, reorganization, readjustment, receivership or insolvency proceeding of any nature, or the disaffirmance of the Lease in any such proceedings or otherwise; and

D.

until such time as Landlord has executed and delivered to Guarantor an instrument specifically releasing Guarantor, Guarantor may not be released by any actions or oral statements of Landlord or by implication.

V.

If the Lease shall be terminated due to a default by Tenant, Guarantor shall (without in any way limiting its liability under any other provision of this Guaranty), at the request of and within the complete discretion of Landlord, enter into a new Lease with Landlord on the same terms and conditions as contained in the Lease immediately prior to its tennination, commencing on the termination date of said Lease and ending on the expiration date of said Lease; this provision shall not, however, vest Guarantor with any right to demand or require such a new Lease from Landlord. Landlord shall have sole and absolute discretion as to whether or not such a new lease shall be required.

VI.

Guarantor shall submit to Landlord at such times as Landlord shall request, but no more than once annually, financial statements and such other financial information as Landlord shall reasonably require.

VII.

If Guarantor is a corporation, Guarantor represents and warrants that this Guaranty has been duly authorized by all necessary corporate action on Guarantor's part, has been duly executed and delivered by a duly authorized officer, and constitutes Guarantor's valid and legally binding agreement in accordance with its terms.

VIII.	This Guaranty shall be applicable to and inure to the benefit of Landlord, its successors and assigns and shall be binding upon the heirs, representatives, successors and assigns of Guarantor.

IX.

Guarantor may. at Landlord's option, be joined in any action or proceeding commenced by Landlord against Tenant in connection with and based upon any covenants and obligations in the Lease and/or this Guaranty, and Guarantor waives any demand by Landlord and/or prior action by Landlord of any nature whatsoever against Guarantor.

X.	If this Guaranty is signed by more than one party, their obligations shall be joint and several and the release of one of such Guarantors shall not release any other such Guarantors.

XI.

The liability of Guarantor is co-extensive with that of Tenant and also joint and several; an action may be brought against Guarantor and carried to final judgment either with or without making Tenant a party thereto.

XII.

Until all of Tenant’s obligations under said Lease are fully performed. Guarantor (1) waives any rights that Guarantor may have against Tenant by reason of any one or more payments or acts in compliance with the obligation of Guarantor under this Guaranty, and (2) subordinates any liability or indebtedness of Tenant held by Guarantor to the obligations of Tenant to Landlord under said Lease.

XIII.	This Guaranty and the Lease shall be governed by, interpreted under the laws of, and enforced in the courts of the State in which the Premises are located.

XIV.

Guarantor hereby waives the benefit of any statute of limitations affecting Guarantor's liability under this Guaranty and any plea or claim of lack of personal jurisdiction or improper venue in any action, suit or proceeding brought to enforce this Guaranty or any of the obligations arising hereunder. Guarantor specifically authorizes any such action to be instituted and prosecuted in any Circuit Court in the State in which the Premises are located or United States District Court of the State in which the Premises are located, at the election of Landlord, where venue would lie and be proper. Guarantor irrevocably appoints Tenant as its agent for service of process.

XV.

Guarantor shall pay to Landlord all of Landlord's expenses incurred in enforcing this Guaranty, including, but not limited to, attorneys' fees and costs incurred by Landlord prior to trial, at the trial level and at all levels of appeal and in connection with any bankruptcy or administrative proceedings.

XVI.

Any notices required hereunder shall be sent via nationally recognized overnight courier service to the address set forth on page 1 hereof and shall be deemed received on the first business day said courier service attempts to deliver the same to the addressee. Either Guarantor or Landlord may change its address for notices hereunder by providing the other party with 5 business days’ notice of such change in address in the manner notices are to be sent under the Lease.

XVII.

LANDLORD AND GUARANTOR HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT TO ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS GUARANTY AND ANY AGREEMENTS CONTEMPLATED HEREBY TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO, WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LANDLORD'S ACCEPTANCE OF THIS GUARANTY.

IN WITNESS WHEREOF, the undersigned has executed this Guaranty this day of

SCHEDULE 4

RULES AND REGULATIONS

1.

In the event of any conflict between the terms of these rules and regulations and the express provisions of the Lease, the express, applicable provisions of the Lease shall control. Landlord reserves the right, without the approval of Tenant, to rescind, add to and amend any rules or regulations, to add new reasonable rules or regulations and to waive any rules or regulations with respect to any tenant or tenants. Tenant shall provide a copy of these rules and regulations to each of its employees to facilitate compliance with these standards.

2.

The sidewalks, walks, plaza entries, corridors, ramps, staircases and elevators of the Project shall not be obstructed, and shall not be used by Tenant, or the employees, agents, servants, visitors or invitees of Tenant, for any purpose other than ingress and egress to and from the Premises. No skateboards, roller skates, roller blades or similar items shall be used in or about the Project.

3.

Any hand trucks, carryalls, or similar equipment used for the delivery or receipt of merchandise or equipment shall be equipped with rubber tires, side guards and such other safeguards as Landlord shall reasonably require. Tenant assumes financial responsibility for all risks as to damage to articles moved and injury to persons or public engaged or not engaged in movement of heavy merchandise or equipment at the Premises.

4.

Landlord shall have the right to prescribe the weight, position and manner of installation of safes or other heavy equipment which shall, if considered necessary by Landlord, be installed in a manner that shall insure satisfactory weight distribution. All damage done to the Project by reason of a safe or any other article of Tenant’s office equipment being on the Premises shall be repaired at the expense of Tenant. The time, routing and manner of moving safes or other heavy equipment shall be subject to prior approval by Landlord.

5.	N/A.

6.

Tenant, or the employees, agents, servants, visitors or invitees of Tenant, shall not at any time place, leave or discard any rubbish, paper, articles or object of any kind whatsoever outside the doors of the Premises or in the corridors or passageways of the Project.

7.

Tenant shall not place, or cause or allow to be placed, any sign, placard, picture, advertisement, notice or lettering whatsoever, in, about or on the exterior of the Premises, Building or Project, except in and at such places as may be designated by Landlord and consented to by Landlord in writing. Any such sign, placard, advertisement, picture, notice or lettering so placed without such consent may be removed by Landlord without notice to and at the expense of Tenant. All lettering and graphics on corridor doors shall conform to the building standard prescribed by Landlord.

8.

Tenant shall not place, or cause or allow to be placed, any satellite dish, communications equipment, computer or microwave receiving equipment, antennae or other similar equipment about or on the exterior of the Premises, Building or Project. Any such equipment so placed may be removed by Landlord without notice to and at the expense of Tenant.

9.	Canvassing, soliciting or peddling in the Building and/or Project is prohibited and Tenant shall cooperate reasonably to prevent same.

10.

Landlord shall have the right to exclude any person from the Project, and any person in the Project shall be subject to identification by employees and agents of Landlord. Any persons in or entering the Project shall be required to comply with the security policies of the Project, if any, including, without limitation, the showing of suitable identification and signing of a Building register when entering or leaving the Building. If Tenant desires additional security service for the Premises, Tenant shall have the right (with advance written consent of Landlord) to obtain such additional service at Tenant’s sole cost and expense. Tenant shall keep doors to unattended areas locked and shall otherwise exercise reasonable precautions to protect property from theft, loss or damage. Landlord shall not be responsible for the theft, loss or damage of any property or for any error with regard to the exclusion from or admission to the Project of any person. In case of invasion, mob, riot or public incitement, Landlord reserves the right to prevent access to the Project during the continuance of same by closing the doors or taking other measures for the safety of the tenants and protection of the Project and property or persons therein.

11.

Only workmen employed, designated or approved by Landlord may be employed for repairs, installations, alterations, painting, material moving and other similar work that may be done in or on the Project.

12.

Tenant shall not bring or permit to be brought or kept in or on the Premises or Project any inflammable, combustible, corrosive, caustic, poisonous, or explosive substance, or firearms, or cause or permit any odors, exhaust or gas to permeate in or emanate from the Premises, or permit or suffer the Project to be occupied or used in a manner offensive or objectionable to Landlord or other occupants of the Project by reason of light, radiation, magnetism, noise, odors and/or vibrations.

13.

With the exception of wall hangings, Tenant shall not mark, paint, drill into, or in any way deface any part of the Project or the Premises. No boring, driving of nails or screws, cutting or stringing of wires shall be permitted, except with the prior written consent of Landlord, which consent shall not be unreasonably withheld or delayed. Tenant shall not install any resilient tile or similar floor covering in the Premises, except with the prior approval of Landlord, which approval shall not be unreasonably withheld or delayed.

14.

No additional locks or bolts of any kind shall be placed on any door in the Project or the Premises and no lock on any door therein shall be changed or altered in any respect. All keys shall be returned to Landlord upon the termination of this Lease and Tenant shall give to Landlord the combinations of all safes, vaults and combination locks remaining with the Premises. Landlord may at all times keep a pass key to the Premises. All entrance doors to the Premises shall be left closed at all times and left locked when the Premises are not in use. All exterior locks will be installed by the Landlord and will be put on Landlord’s building master. Eight (8) sets of keys shall be provided to Tenant. Additional keys will be available from Landlord at a cost of $4.00 per key. Tenant shall not make duplicate keys.

15.

Tenant shall give immediate notice to Landlord in case of known theft, unauthorized solicitation or accident in the Premises or in the Project, or of known defects therein or in any fixtures or equipment, or of any known emergency in the Project.

16.

Tenant shall not use the Premises or permit the Premises to be used for photographic, multilith or multigraph reproductions, except in connection with its own business and not as a service for others without Landlord’s prior written permission.

17.	No animals or birds shall be brought or kept in or about the Project, with the exception of service animals accompanying handicapped persons.

18.

No awnings, draperies, shutters or other interior or exterior window coverings that are visible from the exterior of the Building or from the exterior ofthe Premises within the Building may be installed by Tenant without Landlord’s prior written consent.

19.

Tenant shall not place, install or operate within the Premises or any other part of the Project any engine, stove, or machinery, or conduct mechanical operations therein, without the written consent of Landlord. Landlord acknowledges that Tenant intends to use a table top belt sander and scroll saw within the Premises and Landlord consents to the use of same by Tenant, provided the other tenants’ quiet enjoyment of their leased premises is not disturbed thereby, and provided Tenant uses such equipment in compliance with all applicable laws, ordinances and rules.

20.	No portion of the Premises or any other part of the Project shall at any time be used or occupied as sleeping or lodging quarters.

21.	Tenant shall at all times keep the Premises neat and orderly.

22.

The toilet rooms, urinals, wash bowls and other apparatus shall not be used for any purpose other than that for which they were constructed and no foreign substance of any kind whatsoever shall be thrown therein. The expenses of any breakage, stoppage or damage, resulting from the violation of this rule shall be borne by the Tenant who (or whose employees or invitees) shall have caused such damage.

23.

All tenant modifications resulting from alterations or physical additions in or to the Premises must conform to all applicable building and fire codes. Tenant shall obtain written approval from the management office prior to commencement of any such modifications and shall deliver as-built plans to the management office upon completion.

24.

Tenant shall place all indoor potted plants requiring water within a container capable of collecting any water overflow, such containers to be approved and/or supplied by Landlord, at Tenant’s sole expense. Tenant shall use caution so that indoor plants do not damage or soil the Premises.

25.

Tenant shall not park (and shall insure that Tenant’s employees, agents, and invitees do not park) in any reserved parking space other than those reserved parking spaces, if any, specifically assigned to Tenant. Any vehicle improperly parked, or parked in any unauthorized parking area in the Project, shall be towed at the vehicle owner’s expense and without further or additional notice.

26.

Persons using the parking garage (if any) do so at their own risk. Landlord specifically disclaims all liability, except when caused solely by its gross negligence or willful misconduct, for any personal injury incurred by users of the parking garage, their agents, employees, family, friends, guests or invitees, or as a result of damage to, theft of, or destruction of any vehicle or any contents thereof, as a result of the operation or parking of vehicles in the parking garage.

27.	Smoking is prohibited in the Premises, Building and Project except in specifically marked areas as may be designated by Landlord.

SCHEDULE 5

TENANT ACCEPTANCE LETTER

This declaration is hereby attached to and made part of the Lease dated __, 2014 entered into by and between RCS - INTERLOCKEN 100, LLC, a Colorado limited liability company as Landlord, and FEEL THE WORLD, INC., a Delaware corporation, as Tenant.

1.     The undersigned, as Tenant, hereby confirms as of the_day of_20 the following:

2.     Tenant has accepted possession of the Premises on_is currently able to and occupy the same,

3.     The Commencement Date as defined in the Lease is__, 20_

4.     The Rent Commencement Date, as defined in the Lease, is____, 20_

5.     The Expiration Date of the Lease is_

6.     All alterations and improvements required to be performed by Landlord pursuant to the terms of the Lease to prepare the entire Premises for Tenant’s initial occupancy, if any, have been satisfactorily completed, except for the following:

7.     As of the date hereof. Landlord has fulfilled all of its obligations under the Lease.

8.     The Lease is in full force and effect and has not been modified, altered, or amended, except pursuant to any instruments described above, if any.

9.     There are no offsets or credits against Base Rent or additional Rent, nor has any Base Rent or additional Rent been prepaid except as provided pursuant to the terms of the Lease.

10.     Tenant has no notice of any prior assignment, hypothecation, or pledge of the Lease or any Rents due under the Lease.

TENANT:

FEEL THE WORLD, INC., a Delaware corporation

By:
Name:
Title:

3

SCHEDULE 6

FAIR MARKET RENT

Tenant shall have one (1) three-year option to renew the Lease at the fair market rental value of the Premises as reasonably determined by Landlord in its sole discretion at the commencement date of any such option period. In determining the fair market rental value for any option period, Landlord will not consider the highest and best use for the Premises, or the Building where the Premises are located or the underlying land, but will consider only the then prevailing rent for premises comparable in size and use to the demised Premises, located in buildings comparable in size and use to, and in the general vicinity of, the Building leased on terms comparable to the terms contained in this Lease. Notwithstanding anything to the contrary contained in this Paragraph, the Option Period Base Rent shall never be less than the Base Rent paid by Tenant during the year immediately preceding the Option Period.

SCHEDULE 7

 FURNITURE

(6) L-shaped expanded maple desks
(1) L-shaped regular maple desk
(1) desk return for L-shaped maple desk
(1) rectangular maple desk with attached file cabinet
2(1) rectangular maple desks without attached file cabinet 16+) maple file cabinets (all matching blond cabinets with 1 file/1 narrow drawer)
(14) black side chairs- non wheeled.
(10) black rolling high back desk chairs
(1) large maple conference room table
(10) black rolling leather conference table chairs
(9) large white boards
(2) small white boards
(2) cork boards
(1) small brown 2-door cabinet
(1) frosted glass table
6) potted plants
(1) small black side table
(1) black leather side chair
(4) large maple bookcases
(1) maple desk tray
(2) paper towel dispensers
(10) trash bins
(1) scale

(1) computer monitor stand
(1) maple side chair
(1) white round table
(4) maple hanging cabinets
(1) rectangular maple table
(2) black matching narrow drawer units (Ikea)
(1) rectangular grey table
(1) wind turbine water pump
(1) microwave
(1) toaster oven
(6) leather desk chairs
Copper wiring spools
Small red stacking bins
4 boxes paper towels
1 partial box light bulbs
1 box trash can liner